Exhibit 10.1
FOURTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
dated as of
April 24, 2025
among
BRIXMOR OPERATING PARTNERSHIP LP
The Lenders Party Hereto
JPMORGAN CHASE BANK, N.A.
as Administrative Agent
BANK OF AMERICA, N.A. and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Syndication Agents
and
BANK OF MONTREAL, THE BANK OF NOVA SCOTIA,
CITIBANK, N.A., MIZUHO BANK, LTD.,
PNC BANK, NATIONAL ASSOCIATION,
ROYAL BANK OF CANADA, TD BANK, N.A., TRUIST BANK and
U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agents
___________________________
JPMORGAN CHASE BANK, N.A., BOFA SECURITIES, INC.
and WELLS FARGO SECURITIES, LLC
as Joint Bookrunners and Joint Lead Arrangers
and
BMO CAPITAL MARKETS CORP., THE BANK OF NOVA SCOTIA,
MIZUHO BANK, LTD., PNC CAPITAL MARKETS LLC, RBC CAPITAL MARKETS,
TD SECURITIES (USA) LLC, TRUIST SECURITIES, INC.,
and U.S. BANK NATIONAL ASSOCIATION
as Joint Lead Arrangers

Page
SECTION 1.01. Defined Terms    1
SECTION 1.02. Classification of Loans and Borrowings    39
SECTION 1.03. Terms Generally    39
SECTION 1.04. Accounting Terms; GAAP    40
SECTION 1.05. Interest Rates; Benchmark Notification    40
SECTION 1.06. Letter of Credit Amounts    41
SECTION 1.07. Divisions    41
ARTICLE II The Credits    41
SECTION 2.01. Commitments    41
SECTION 2.02. Loans and Borrowings    41
SECTION 2.03. Requests for Borrowings    42
SECTION 2.04. Incremental Facilities    43
SECTION 2.05. [Reserved].    45
SECTION 2.06. Letters of Credit    45
SECTION 2.07. Funding of Borrowings    51
SECTION 2.08. Interest Elections    51
SECTION 2.09. Termination and Reduction of Commitments    53
SECTION 2.10. Repayment of Loans; Evidence of Debt    53
SECTION 2.11. Prepayment of Loans    54
SECTION 2.12. Fees        55
SECTION 2.13. Interest    56
SECTION 2.14. Alternate Rate of Interest    56
SECTION 2.15. Increased Costs    59
SECTION 2.16. Break Funding Payments    60
SECTION 2.17. Withholding of Taxes    61
SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs    65
SECTION 2.19. Mitigation Obligations; Replacement of Lenders    67
SECTION 2.20. Defaulting Lenders.    68
SECTION 2.21. Extension of Revolving Credit Maturity Date    70

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(continued)
Page

SECTION 2.22. Extending Facilities.    71
SECTION 2.23. Sustainability Adjustments Amendment.    73
ARTICLE III Representations and Warranties    75
SECTION 3.01. Organization; Powers    75
SECTION 3.02. Authorization; Enforceability    75
SECTION 3.03. Governmental Approvals; No Conflicts    75
SECTION 3.04. Financial Condition; No Material Adverse Change    76
SECTION 3.05. Properties    76
SECTION 3.06. Litigation, Guarantee Obligations, and Environmental Matters    76
SECTION 3.07. Compliance with Laws and Agreements    77
SECTION 3.08. Investment Company Status    77
SECTION 3.09. Taxes    77
SECTION 3.10. ERISA    77
SECTION 3.11. Disclosure    78
SECTION 3.12. Anti-Corruption Laws and Sanctions    78
SECTION 3.13. Federal Reserve Board Regulations    78
SECTION 3.14. Subsidiaries    78
SECTION 3.15. Solvency    79
SECTION 3.16. Status of BPG    79
SECTION 3.17. Insurance    79
SECTION 3.18. Affected Financial Institution    79
SECTION 3.19. Plan Assets; Prohibited Transactions    79
SECTION 3.20. Outbound Investment Rules    79
ARTICLE IV Conditions    79
SECTION 4.01. Effective Date    79
SECTION 4.02. Each Credit Event    81
ARTICLE V Affirmative Covenants    82
SECTION 5.01. Financial Statements; Ratings Change and Other Information    82
SECTION 5.02. Notices of Material Events    84

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(continued)
Page

SECTION 5.03. Existence; Conduct of Business; REIT Status    84
SECTION 5.04. Payment of Obligations    84
SECTION 5.05. Maintenance of Properties; Insurance    85
SECTION 5.06. Books and Records; Inspection Rights    85
SECTION 5.07. Compliance with Laws    85
SECTION 5.08. Use of Proceeds and Letters of Credit    85
SECTION 5.09. [Reserved]    85
SECTION 5.10. Addition and Release of Guaranties.    85
ARTICLE VI Negative Covenants    86
SECTION 6.01. Financial Covenants.    86
SECTION 6.02. Fundamental Changes    87
SECTION 6.03. Restricted Payments    88
SECTION 6.04. Transactions with Affiliates    88
SECTION 6.05. Anti-Corruption Laws and Sanctions    88
SECTION 6.06. Changes in Fiscal Periods    88
SECTION 6.07. Outbound Investment Rules    88
ARTICLE VII Events of Default    89
SECTION 7.01. Events of Default.    89
SECTION 7.02. Distribution of Payments after Default    92
ARTICLE VIII The Administrative Agent    92
SECTION 8.01. Appointment, Etc    92
SECTION 8.02. Certain ERISA Matters    98
SECTION 8.03. Erroneous Payments    99
ARTICLE IX Miscellaneous    100
SECTION 9.01. Notices    100
SECTION 9.02. Waivers; Amendments    104
SECTION 9.03. Expenses; Indemnity; Damage Waiver    105
SECTION 9.04. Successors and Assigns    107
SECTION 9.05. Survival    112

-iii-

(continued)
Page

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution    113
SECTION 9.07. Severability    114
SECTION 9.08. Right of Setoff    114
SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process    114
SECTION 9.10. WAIVER OF JURY TRIAL    116
SECTION 9.11. Headings    116
SECTION 9.12. Confidentiality    116
SECTION 9.13. Material Non-Public Information.    117
SECTION 9.14. Interest Rate Limitation    117
SECTION 9.15. USA PATRIOT Act    118
SECTION 9.16. No Advisory or Fiduciary Responsibility    118
SECTION 9.17. Non-Recourse    119
SECTION 9.18. Transitional Arrangements.    119
SECTION 9.19. Acknowledgement and Consent to Bail-In of Affected Financial Institutions    120
SECTION 9.20. Acknowledgement Regarding Any Supported QFCs.    121

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SCHEDULES:
Schedule EGL -- Eligible Ground Leases
Schedule 2.01A -- Commitments
Schedule 2.01B -- Letter of Credit Commitments
Schedule 2.06 -- Existing Letters of Credit
Schedule 3.06 -- Disclosed Matters
Schedule 3.14 -- Subsidiaries
Schedule 6.04 -- Affiliate Transactions
EXHIBITS:
Exhibit A -- Form of Assignment and Assumption
Exhibit B -- Form of Compliance Certificate
Exhibit C-1 -- U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit C-2 -- U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit C-3 -- U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit C-4 -- U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D -- Form of Note
Exhibit E – [Reserved]
Exhibit F -- Form of Subsidiary Guaranty

-v-

FOURTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Agreement”) dated as of April 24, 2025, among BRIXMOR OPERATING PARTNERSHIP LP, a Delaware limited partnership, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
WHEREAS, the Borrower, the Administrative Agent, certain of the Lenders and certain other lending institutions are parties to a Third Amended and Restated Revolving Credit Agreement dated as of April 28, 2022, as amended prior to the date hereof (the “Existing Credit Agreement”), pursuant to which such lenders provide a revolving credit facility to the Borrower; and
WHEREAS, the Borrower, the Administrative Agent and the Lenders wish to amend and restate the Existing Credit Agreement in its entirety as set forth herein;
NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby amend and restate the Existing Credit Agreement in its entirety and covenant and agree as follows:
ARTICLE I

Definitions
SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“1031 Property” means any Operating Property that is at any time held by a “qualified intermediary” (a “QI”), as defined in the Treasury Regulations promulgated pursuant to Section 1031 of the Internal Revenue Code, or an “exchange accommodation titleholder” (an “EAT”), as defined in Internal Revenue Service Revenue Procedure 2000-37, as modified by Internal Revenue Procedure 2004-51, (or in either case, by one or more Qualified Subsidiaries thereof, singly or as tenants in common) which is a single purpose entity and has entered into an “exchange agreement” or a “qualified exchange accommodation agreement” with the Borrower or a Qualified Subsidiary in connection with the acquisition (or possible disposition) of such Operating Property by the Borrower or a Qualified Subsidiary pursuant to, and intended to qualify for tax treatment under, Section 1031 of the Internal Revenue Code.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquisition Asset” means any asset which has been owned for a period of less than twenty-four (24) months.
“Additional Credit Extension Amendment” means an amendment to this Agreement providing for any New Revolving Commitments and/or New Term Loans which shall be consistent with the applicable provisions of this Agreement relating to New Revolving

Commitments and/or New Term Loans and otherwise reasonably satisfactory to the Administrative Agent and the Borrower.
“Additional Subsidiary Guarantor” means any Subsidiary of the Borrower that provides a Subsidiary Guaranty in accordance with Section 5.10(a).
“Additional Subsidiary Indebtedness” means any outstanding Indebtedness of the Subsidiaries of the Borrower that own or lease Unencumbered Assets, other than (i) Nonrecourse Indebtedness, (ii) Indebtedness owing to the Borrower or another Qualified Subsidiary, and (iii) Unsecured Indebtedness in an aggregate outstanding principal amount of less than $50,000,000.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and any successor thereto appointed pursuant to Article VIII.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent to the Borrower or any Lender, as the context requires.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.
“Agent Party” has the meaning assigned to such term in Section 9.01(d).
“Agreement” has the meaning assigned to such term in the Recitals.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the

Alternate Base Rate as determined pursuant to the foregoing would be less than 1.0%, such rate shall be deemed to be 1.0% for purposes of this Agreement.
“Ancillary Document” has the meaning assigned to such term in Section 9.06(b).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries or the Parent Companies from time to time concerning or relating to bribery, money-laundering or corruption.
“Applicable Credit Rating” means a rating assigned to the Borrower’s Index Debt by Moody’s or S&P.
“Applicable Rate” means, for any day, with respect to any ABR Loan, Term Benchmark Loan or RFR Loan, or with respect to the facility fees payable hereunder, as the case may be the “Term Benchmark or RFR - Applicable Rate”, the “ABR - Applicable Rate” or the “Facility Fee Rate”, as the case may be, shall be determined solely by the Applicable Credit Ratings in the table below:

RATINGS LEVEL	MOODY’S/ S&P APPLICABLE CREDIT RATING	TERM BENCHMARK OR RFR - APPLICABLE RATE	ABR- APPLICABLE RATE	FACILITY FEE RATE
Level I Rating	A3/A- or higher	0.725%	0%	0.125%
Level II Rating	Baa1/BBB+	0.775%	0%	0.15%
Level III Rating	Baa2/BBB	0.85%	0%	0.20%
Level IV Rating	Baa3/BBB-	1.05%	0.05%	0.25%
Level V Rating	Below Baa3/BBB- or unrated	1.40%	0.40%	0.30%

For purposes of the above table, (A) if the Borrower has only one Applicable Credit Rating, such Applicable Credit Rating shall determine the Applicable Rate, (B) if the Borrower has two Applicable Credit Ratings and the Applicable Credit Ratings do not match, then the higher of two Applicable Credit Ratings shall determine the Applicable Rate; provided, however, that if the two Applicable Credit Ratings are more than one level apart, then the rating that is in between the two differing Applicable Credit Ratings (or, if there is more than one level in between the two ratings, the higher of such rating) shall determine the Applicable Rate, and (C) if the Applicable Credit Ratings established or deemed to have been established by the rating agencies for the Index Debt shall be changed (other than as a result of change in the rating system of any such rating agency), such change shall be effective as of the third Business Day after the date on which it is first announced by the applicable rating agency and furnished to the Borrower. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If both S&P and Moody’s discontinue their ratings of the REIT industry or the Borrower, the Borrower may seek a rating of its Index Debt from another substitute rating agency reasonably satisfactory to the Administrative Agent and the Borrower. For the period from the date of such discontinuance until the earlier of (i) the date the Borrower receives a rating of its Index Debt from such new rating agency and (ii) ninety (90) days after the date of such discontinuance, the Applicable Rates and the Facility Fee Rate shall be based on the level that was in effect immediately prior to such discontinuance and, thereafter, if no such substitute rating agency has been identified and accepted by the Administrative Agent, the Applicable Rates and the Facility Fee Rate shall be based on a Level V Rating in the above table. To the extent applicable, the above pricing grids will be adjusted upon the receipt of such new rating from such new rating agency such that the pricing levels based on such new rating most closely correspond to the above ratings levels.
If a downgrade or discontinuance of an Applicable Credit Rating results in an increase in the Applicable Rate or the Facility Fee Rate and if such downgrade or discontinuance is reversed within ninety (90) days thereafter, at the Borrower’s request, the Borrower shall receive a credit against interest next due to the Lenders equal to the interest differential on the Loans and the differential on the facility fee payable under Section 2.12(b) during such period of downgrade or discontinuance.
Notwithstanding the foregoing, if (i) the Total Leverage Ratio as of the last day of the most recently ending fiscal quarter of the Borrower as set forth in the corresponding compliance certificate delivered pursuant to Section 5.01(c) is less than or equal to 35% and the Applicable Credit Ratings are BBB/Baa2, then the Level II Rating in the table above shall apply and (ii) the Total Leverage Ratio as of the last day of the most recently ending fiscal quarter of the Borrower as set forth in the corresponding compliance certificate delivered pursuant to Section 5.01(c) is less than or equal to 35% and the Applicable Credit Ratings are BBB+/Baa1, then the Level I Rating in the table above shall apply.
If the Total Leverage Ratio is applicable pursuant to the paragraph above, each change in the Applicable Rate based on the Total Leverage Ratio shall be effective three Business Days after the delivery of the compliance certificate for each quarter pursuant to Section 5.01(c); provided that if the Borrower fails to deliver such compliance certificate when due, the Applicable Rate shall be determined without reference to the paragraph above until the first Business Day of the calendar month immediately following the month that the required compliance certificate is delivered.
If an upgrade of an Applicable Credit Rating results in a decrease in the Applicable Rate or Facility Fee Rate and if such upgrade is reversed within ninety (90) days thereafter, the Borrower shall be required to pay an amount to the Lenders equal to the interest differential on the Loans and the differential on the facility fee payable under Section 2.12(b) during such period of upgrade.

Any adjustment in the Applicable Rate shall be applicable to all existing Loans.
“Approved Borrower Portal” has the meaning assigned to such term in Section 9.01(e).
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved M&A Transaction” means any of the following transactions to the extent such transaction has been approved by the Required Lenders pursuant to Section 6.02: (x) a merger or consolidation of the Borrower or a Parent Entity into a Public Vehicle that would result in a Change in Control; or (y) a direct or indirect sale or transfer to a Public Vehicle of a majority of the Equity Interests in the Borrower, or a direct or indirect sale or transfer by a Parent Entity to a Public Vehicle of all of the Equity Interests in the Borrower that are owned directly or indirectly by the Parent Entity.
“Assets Under Development” means as of any date of determination, all retail real estate assets then currently under original construction or the expansion portion of any existing Operating Property under new construction, in each case which are then treated as assets under development under GAAP.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by use of an electronic platform) approved by the Administrative Agent.
“Authorized Officer” means any of the Chief Executive Officer, President, Chief Operating Officer, Executive Vice President, Chief Financial Officer or General Counsel of the general partner of the Borrower (or the sole member of such general partner) or any other officer listed on the incumbency certificate delivered pursuant to Section 4.01(c)(iii).
“Availability Period” means, with respect to the Revolving Facility, the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Balance Sheet Cash” means all cash and Cash Equivalents, including cash and Cash Equivalents held as collateral, in escrow in a bank account by a lender, creditor or contract counterparty and from like-kind exchanges.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark” means, initially, with respect to any (i) Term Benchmark Loan, the Term SOFR Rate or (ii) RFR Loan, the Daily Effective SOFR; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or Daily Effective SOFR, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.
“Benchmark Replacement” means, for any Available Tenor:
the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-

prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;
If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent in consultation with the Borrower decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent in consultation with the Borrower decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Book Value” means, with respect to any asset, the book value of such asset determined in accordance with GAAP, without giving effect to depreciation but after taking into account any impairments.
“Borrower” means Brixmor Operating Partnership LP, a Delaware limited partnership.
“Borrowing” means Loans (or in the case of Term Loans, if any, each portion thereof) of the same Type and Class, made, converted or continued on the same date and, in the case of Term Benchmark Loans (or in the case of Term Loans, if any, each portion thereof), as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.
“BPG” means Brixmor Property Group Inc.
“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Chicago; provided that, in relation to Term Benchmark Loans and RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such Term Benchmark Loan or RFR Loan, or any other dealings of such Term Benchmark Loan or RFR Loan, any such day that is only an U.S. Government Securities Business Day.
“Capital Expenditure Reserve” means, for any Operating Property, an amount equal to (A) $0.15 multiplied by (B) the number of square feet of such Operating Property.
“Capitalization Rate” means 6.25%.
“Cash Equivalents” means:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b) investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 365 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
“Change in Control” means: (a) for any reason whatsoever an entity other than the General Partner, the Limited Partner, another Parent Entity or any direct Wholly-Owned Subsidiary of any of the foregoing becomes the general partner of the Borrower; (b) for any reason whatsoever any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Effective Date) shall beneficially own a percentage of the then outstanding Equity Interests of the Parent Entity having the power, directly or indirectly, to designate (and do so designate) a majority of the board of directors (the “Voting Equity Interests”) that is more than 40% of the outstanding Voting Equity Interests of the Parent Entity; (c) during any period of 12 consecutive months, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Parent Entity (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Parent Entity was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent Entity; or (d) BPG ceases to own, directly or indirectly, at least 51% of the Equity Interests of the Borrower having the power to vote on matters relating to the management of the Borrower.
“Change in Law” the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, implementation, interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans or Extended Loans.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means, with respect to each Lender, its Revolving Commitment and/or its Term Loan Commitment, if any, as the context may require.
“Communications” has the meaning assigned to such term in Section 9.01(d).
“Competitor” shall mean (i) (x) any competitor of the Borrower that is engaged in the business of owning, managing and/or operating regional, neighborhood or community shopping centers and (y) which as of any date of determination has been designated by the Borrower as a “Competitor” by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Electronic System) not less than ten (10) Business Days prior to such date (provided that “Competitors” shall exclude any Person that the Borrower has designated as no longer being a “Competitor” by written notice delivered to the Administrative Agent from time to time), (ii) any REIT (other than a REIT that invests primarily in mortgages) or (iii) any Affiliate of either of the foregoing that is clearly identifiable as such based solely on the similarity of its name.
“Competitor List” has the meaning assigned to such term in Section 9.04(e)(iv).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Group” means the Limited Partner and all of its subsidiaries which are consolidated with the Limited Partner for financial reporting purposes under GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Credit Party” means the Administrative Agent, each Issuing Bank or any other Lender.
“Daily Effective SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR effective for such SOFR Rate Day (or, if not a Business Day, the Business Day preceding such SOFR Rate Day), in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Effective SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Daily Effective SOFR Rate” means, for any day, an interest rate equal to the floating overnight Daily Effective SOFR; provided that if the Daily Effective SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.
“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule 3.06.
“Dividing Person” has the meaning assigned to it in the definition of “Division”.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“dollars” or “$” refers to lawful money of the United States of America.
“EAT” has the meaning assigned to such term in the definition of “1031 Property”.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based electronic platform, whether such electronic platform is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security systems and chosen by the Administrative Agent to be its electronic transmission system.
“Eligible Assignee” means (i) a Lender other than a Defaulting Lender or any Affiliate or Approved Fund thereof; (ii) a commercial bank having total assets in excess of $2,500,000,000; (iii) the central bank of any country which is a member of the Organization for Economic Cooperation and Development; or (iv) a finance company or other financial institution reasonably acceptable to the Administrative Agent, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $300,000,000 or is otherwise reasonably acceptable to the Administrative Agent. For the avoidance of doubt, no Ineligible Institution is an Eligible Assignee.
“Eligible Ground Lease” means each ground lease existing on the date of this Agreement and listed on Schedule EGL and each ground lease entered into or acquired after the date hereof that would constitute a financeable ground lease to a prudent institutional lender in the business of making commercial real estate loans and, accordingly, provide customary protections for a potential leasehold mortgagee including a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than 25 years from the Effective Date.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Forward Contract” means a forward equity contract entered into by BPG and a Person that is not a Subsidiary of BPG with respect to common Equity Interests of BPG.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure to meet the minimum funding standards of Section 303 of ERISA or Section 430 of ERISA; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered or critical status, or insolvent or in reorganization, within the meaning of Title I or IV of ERISA, as applicable.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) or (g), and (d) any withholding Taxes imposed under FATCA.
“Excluded Unencumbered Assets” has the meaning assigned to such term in Section 5.10(a).
“Existing Credit Agreement” has the meaning assigned to such term in the recitals hereto.
“Existing Loan Facility” has the meaning assigned to such term in Section 2.22.
“Extended Loan” has the meaning assigned to such term in Section 2.22.
“Extended Revolving Commitments” has the meaning assigned to such term in Section 2.22.
“Extending Lender” has the meaning assigned to such term in Section 2.22.
“Extension” has the meaning assigned to such term in Section 2.22.
“Extension Election” has the meaning assigned to such term in Section 2.22.
“Extension Request” has the meaning assigned to such term in Section 2.22.
“Facility” means each of any Term Facility and the Revolving Facility (and collectively, the “Facilities”).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Finance Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of such Person as lessee that is required to be classified and accounted for as a finance lease liability in accordance with GAAP; provided, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date by any Person may, in the sole discretion of the Borrower, be treated as an operating lease and not a Finance Lease.
“Financial Covenants” means the financial covenants set forth in Section 6.01.
“Financial Officer” means the chief financial officer or principal accounting officer of the general partner of the Borrower.
“Financial Statements” means the financial statements to be furnished pursuant to Sections 5.01(a) and (b).
“First Mortgage Receivables” means any Indebtedness owing to a member of the Consolidated Group which is secured by a first-priority mortgage or deed of trust on commercial real estate having a value in excess of (x) the purchase price of such Indebtedness with respect to any such Indebtedness that was originated by a third party and acquired by such member of the Consolidated Group, or (y) the amount of such Indebtedness with respect to any such Indebtedness that was originated by such member of the Consolidated Group, and in each case, which has been designated by the Borrower as a “First Mortgage Receivable” in its most recent financial covenant compliance certificate; provided, however, that (i) any such Indebtedness owed by an Investment Affiliate shall be reduced by the Ownership Share of such Indebtedness, and (ii) any such Indebtedness owed by a member of the Consolidated Group shall be reduced by the Consolidated Group’s pro rata share of such Indebtedness.
“Fixed Charges” means, for any period, the sum of (i) Total Interest Expense, (ii) all scheduled principal payments due on account of Total Outstanding Indebtedness (excluding balloon payments) and (iii) all dividends payable on account of preferred stock or preferred operating partnership units of the Borrower or any other Person in the Consolidated Group, but excluding (x) redemption payments or repurchases or charges in connection with the final redemption or repurchase in whole of any class of preferred stock or preferred operating partnership units and (y) catch-up dividend payments with respect to accrued payments that were included in Fixed Charges for a prior period.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or the Daily Effective SOFR Rate, as applicable. For the avoidance of doubt the initial Floor for each of Term SOFR Rate and the Daily Effective SOFR Rate shall be 0.0%.
“Foreign Lender” means a Lender that is not a U.S. Person.
“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” means Brixmor OP GP LLC, a Delaware limited liability company.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guaranties” means, collectively, any Subsidiary Guaranty (and each individually, a “Guaranty”).
“Guarantors” means, subject to release as provided in Section 5.10(a), any Additional Subsidiary Guarantor, if it provides a Subsidiary Guaranty pursuant to Section 5.10(a).
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Increased Amount Date” has the meaning assigned to such term in Section 2.04.
“Incremental Commitments” has the meaning assigned to such term in Section 2.04.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured, (g) all guarantees by such Person of Indebtedness of others, (h) with respect to any Finance Leases of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is personally liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except any Indebtedness to the extent that any such Person is not personally liable therefore pursuant to the terms of any such Indebtedness. The amount of any Indebtedness pursuant to clause (g) above shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.
“Ineligible Institution” means (a) a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, (b) a Defaulting Lender, (c) the Borrower or any of its Affiliates, or (d) a Competitor.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity

Date and (c) with respect to any RFR Loan, the fifth (5th) Business Day of each calendar month for the preceding calendar month and the Maturity Date.
“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request and (iv) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, owns any Equity Interests, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means each of JPMorgan Chase Bank, N.A., Bank of America, N.A. and Wells Fargo Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branch offices of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch office with respect to Letters of Credit issued by such Affiliate. The Borrower, the Administrative Agent and any Lender may agree that such Lender may issue Letters of Credit hereunder, in which case the term “Issuing Bank” shall include such Lender with respect to the Letters of Credit issued by such Lender. Each reference to “Issuing Bank” shall mean the applicable Issuing Bank, each Issuing Bank, any Issuing Bank or all Issuing Banks, as the context may require.
“Joint Lead Arrangers” means BMO Capital Markets Corp., The Bank of Nova Scotia, Mizuho Bank, Ltd., PNC Capital Markets LLC, RBC Capital Markets, TD Securities (USA) LLC, Truist Securities, Inc. and U.S. Bank National Association, as Joint Lead Arrangers under this Agreement.
“Joint Lead Arrangers/Joint Bookrunners” means JPMorgan Chase Bank, N.A., BofA Securities, Inc. and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners under this Agreement.

“KPI Metrics” has the meaning assigned to such term in Section 2.23.
“Land” means any undeveloped land parcel, whether owned or ground-leased.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Revolving Percentage of the total LC Exposure at such time.
“Lender-Related Person” has the meaning assigned to it in Section 9.03(d).
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.04 or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes each Issuing Bank.
“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement.
“Letter of Credit Agreement” has the meaning assigned to it in Section 2.06(b).
“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01B, or if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Effective Date, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Borrower, and notified to the Administrative Agent.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Limited Partner” means BPG Subsidiary LLC, a Delaware limited liability company.
“Loan Documents” means this Agreement, including without limitation, schedules and exhibits hereto, the Notes (if any), the Guaranties, and any other agreements entered into in connection with the commercial lending facility made available hereunder by the Borrower or any Loan Party with or in favor of the Administrative Agent or any Lender, including any amendments, modifications or supplements hereto or thereto or waivers hereof or thereof.

“Loan Extension Amendment” has the meaning assigned to such term in Section 2.22.
“Loan Parties” means the Borrower and the Guarantors.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Major Acquisition” means (a) a single transaction for the purpose of or resulting, directly or indirectly, in the acquisition (including, without limitation, a merger or consolidation or any other combination with another person) by one or more of Borrower and its Subsidiaries of properties or assets of a person for a gross purchase price equal to or in excess of 10% of Total Asset Value (as determined pursuant to the most recently delivered compliance certificate, and without giving effect to adjustments to Total Asset Value in relation to such acquisition) or (b) one or more transactions for the purpose of or resulting, directly or indirectly, in the acquisition (including, without limitation, a merger or consolidation or any other combination with another person) by one or more of the Borrower and its Subsidiaries of properties or assets of one or more persons in any two consecutive fiscal quarters for an aggregate gross purchase price equal to or in excess of 10% of Total Asset Value (as determined pursuant to the most recently delivered compliance certificate, and without giving effect to adjustments to Total Asset Value in relation to such acquisitions).
“Management Fees” means, collectively, all fees and income earned by the Borrower and its Subsidiaries for the applicable period in connection with the management, development, and operations of a property including, without limitation, all property management fees, asset management fees, leasing and sales commissions, development fees, construction management fees, tenant coordination fees, legal fees, accounting fees, tax preparation fees, consulting fees, and financing or debt placement fees.
“Material Adverse Effect” means (a) a material adverse effect on the business, operations, properties or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower and its Subsidiaries taken as a whole to perform any of its obligations under any Loan Document or (c) a material adverse effect on the validity or enforceability of any of the Loan Documents.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit and Nonrecourse Indebtedness), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Subsidiaries” means any Additional Subsidiary Guarantor and any other Subsidiary of the Borrower to which more than 5% of Total Asset Value is attributable.

“Maturity Date” means the Revolving Maturity Date and/or any Term Loan Maturity Date, as the context may require.
“Mezzanine Debt Investments” means any mezzanine or subordinated mortgage loans made by a member of the Consolidated Group to entities that own commercial real estate or to the members, partners, stockholders, or other equity owners of such entities, which real estate has a value in excess of the sum of (x) the purchase price of such Indebtedness with respect to any such Indebtedness that was originated by a third party and acquired by such member of the Consolidated Group, or (y) the amount of such Indebtedness with respect to any such Indebtedness that was originated by such member of the Consolidated Group, plus any senior debt encumbering such real estate and which has been designated by the Borrower as a “Mezzanine Debt Investment” in its most recent financial covenant compliance certificate; provided, however, that any such Indebtedness owed by a member of the Consolidated Group shall be reduced by the Consolidated Group’s pro rata share of such Indebtedness.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Negative Pledge” means a provision of any document, instrument or agreement (including any charter, by-laws or other organizational documents), other than this Agreement or any other Loan Document, that prohibits, restricts or limits, or purports to prohibit, restrict or limit, the creation or assumption of any Lien on any assets of a Person as security for the Indebtedness of such Person or any other Person, or entitles another Person to obtain or claim the benefit of a Lien on any assets of such Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
“Net Operating Income” means, with respect to any Operating Property for any period, as determined in accordance with GAAP, an amount equal to (i) the aggregate rental income and other revenues from the operation of such Operating Property, including from straight-lined rent and amortization of above or below market leases (and net of revenues deemed uncollectible) minus (ii) all expenses and charges incurred in connection with the operation of such Operating Property (including, without limitation, real estate taxes, management fees (at an assumed amount equal to two percent (2%) of the aggregate base rent and percentage rent due and payable under leases with tenants at such Operating Property), and rent under ground leases); but, for the avoidance of doubt, excluding the payment of or provision for debt service charges, income taxes, capital expenses, acquisition costs for consummated acquisitions, depreciation, amortization, allocations of general overhead expenses, property management fees, and other non-cash expenses.
“New Revolving Commitments” has the meaning assigned to such term in Section 2.04.

“New Revolving Loan Lender” has the meaning assigned to such term in Section 2.04.
“New Term Loan Commitments” has the meaning assigned to such term in Section 2.04.
“New Term Loan Lender” has the meaning assigned to such term in Section 2.04.
“New Term Loan” has the meaning assigned to such term in Section 2.04.
“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money (or the portion thereof) in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar exceptions to recourse liability until a claim is made with respect thereto, and then in the event of any such claim, only a portion of such Indebtedness in an amount equal to the amount of such claim shall no longer constitute “Nonrecourse Indebtedness” for the period that such portion is subject to such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.
“Non-Stabilized Project” means, as of any date of determination, any Operating Property (other than an Acquisition Asset or an Asset Under Development) for which (i) Net Operating Income for the most recently ended period of twelve (12) months for which the Borrower has reported financial results pursuant to Section 5.01 divided by the then-current Book Value of such Operating Property is less than the Capitalization Rate and (ii) the Borrower has elected by written notice to the Administrative Agent that such Operating Property be treated as a Non-Stabilized Project. Any such Operating Property may continue to be treated as a Non-Stabilized Project for up to twenty-four (24) months from the Effective Date or such later date on which such Operating Property becomes a Non-Stabilized Project.
“Non-Wholly-Owned Subsidiary” means any Subsidiary of the Borrower which is not a Wholly-Owned Subsidiary of the Borrower.
“Notes” means any promissory notes executed by the Borrower to evidence the Obligations in accordance with Section 2.10(e).
“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a Federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and LC Disbursements and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
“Operating Property” means any real estate asset owned or ground leased by any member of the Consolidated Group or any Investment Affiliate which at any time (i) is an income producing property in operating condition and in respect of which no material part thereof has been (a) damaged by fire or other casualty (unless such damage has been repaired) or (b) condemned (unless the remaining portion of such property has been restored), and (ii) is a retail property.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the U.S. Department of the Treasury under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation, as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Ownership Share” means (a) with respect to any member of the Consolidated Group other than a Non-Wholly-Owned Subsidiary, 100%, (b) with respect to any Non-Wholly-Owned Subsidiary, the percentage of the issued and outstanding Equity Interests in such Non-Wholly-Owned Subsidiary held by the Consolidated Group, and (c) with respect to any Investment Affiliate, the percentage of the total Equity Interests held by the Consolidated Group in the aggregate, in such Investment Affiliate determined by calculating the greater of (i) the percentage of the issued and outstanding Equity Interests in such Investment Affiliate held by the Consolidated Group in the aggregate and (ii) the percentage of the total Book Value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness and other claims that would have priority in such a liquidation of such Investment Affiliate.
“Parent Companies” means the Limited Partner, the General Partner and BPG.
“Parent Entity” means BPG, the Limited Partner or any other Person holding, directly or indirectly, a majority of the Equity Interests in the Borrower.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Patriot Act” has the meaning assigned to such term in Section 9.15.
“Payment in Full” means the occurrence of all of the following conditions: (i) all Commitments have been terminated, (ii) the principal of and interest on each Loan and all fees and other Obligations payable under the Loan Documents have been paid in full (other than indemnities and other contingent Obligations not then due and payable and as to which no claim has been made), (iii) LC Disbursements have been reimbursed in full and (iv) all Letters of Credit have expired or terminated without any pending draw request (other than Letters of Credit as to which the Borrower has provided cash collateral in accordance with the terms and conditions of Section 2.06(j)), and “Paid in Full” shall have the related meaning.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Convertible Indebtedness” means convertible or exchangeable debt securities of the Borrower or the Parent  Companies (a) that are unsecured, (b) that do not have the benefit of any Guarantee of any Subsidiary unless such Subsidiary has also provided a Guarantee of the Obligations, (c) that are not subject to any sinking fund or any prepayment, redemption or repurchase requirements prior to the maturity date of such indebtedness, whether scheduled, triggered by specified events or at the option of the holders thereof (it being understood that none of (i) a customary “change in control”, “fundamental change”, “asset sale” or “event of loss” put, (ii) a right to convert such securities into or exchange such securities for common stock of the applicable Parent Company, cash or a combination thereof or (iii) an acceleration upon an event of default will be deemed to constitute such a sinking fund or prepayment, redemption or repurchase requirement), (d) that have the benefit of covenants and events of default customary for comparable convertible or exchangeable securities (as determined by the Borrower in good faith), and (e) that are settled upon conversion or exchange by the holders thereof in cash or shares of common stock of the applicable Parent Company or any combination thereof (including convertible or exchangeable securities that require payment of the principal thereof in cash upon a conversion or exchange).
“Permitted Encumbrances” means:
(a) Liens imposed by law for Taxes that are not yet delinquent or are being contested in compliance with Section 5.04;
(b) Statutory Liens of carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days, (ii) are being contested or bonded over in compliance with Section 5.04, (iii) relate to tenant improvements and with respect to which the Borrower or the applicable Subsidiary is diligently enforcing its rights under a tenant lease to have removed by the applicable tenant, or (iv) if not resolved in favor of the Borrower or the applicable Subsidiary, is not reasonably likely to result in a material impairment of the value of the asset subject to such Lien;
(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);
(f) easements, zoning restrictions, rights-of-way, rights of tenants and landlords under leases (including ground leases) and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and
(g) Liens securing intercompany Indebtedness in favor of (i) the Borrower or any Guarantor or (ii) a Wholly Owned Subsidiary that is not a Guarantor (so long as any such Lien granted in favor of a Wholly Owned Subsidiary is not granted by a Loan Party);

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (except with respect to clause (g) above).
“Permitted Transfer Restrictions” means (a) obligations, encumbrances or restrictions contained in any property sale agreement restricting the creation of Liens on, or the sale, transfer or other disposition of Equity Interests or property that is subject to such property sale agreement pending such sale; provided that the encumbrances and restrictions apply only to the subsidiary or assets that are subject to such property sale agreement, (b) reasonable and customary restrictions on transfer, mortgage liens, pledges and changes in beneficial ownership arising under management agreements and ground leases entered into in the ordinary course of business (including rights of first offer or refusal arising under such agreements and leases, in each case, that limit, but do not prohibit, sale or mortgage transactions), and (c) reasonable and customary obligations, encumbrances or restrictions contained in agreements not constituting Indebtedness entered into with limited partners or members of the Borrower or of any other subsidiary of a Parent Entity imposing obligations in respect of contingent obligations to make any tax “make whole” or similar payment arising out of the sale or other transfer of assets reasonably related to such limited partners’ or members’ interest in the Borrower or such subsidiary pursuant to “tax protection” or other similar agreements.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro-Rata Share” means, with respect to any Lender, the percentage of the total Term Loan Exposure (if any), Revolving Credit Exposure and unused Commitments represented by such Lender’s Term Loan Exposure (if any), Revolving Credit Exposure and unused Commitments.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Vehicle” means a Person whose Equity Interests are listed on a nationally-recognized stock exchange in the United States, or a Wholly-Owned Subsidiary or an operating partnership of such Person.

“Qualified Subsidiary” means a Subsidiary of the Borrower of which the Borrower directly or indirectly owns and controls at least 85% of the issued and outstanding Equity Interests of such Subsidiary. As used in this definition only, the term “control” shall mean the authority, without the consent of any other Person to make major management decisions with respect to the applicable Operating Property, including with respect to sale, financing, refinancing, capital improvements, leasing and the grant of Liens on such Operating Property and to manage the day to day operations of such Operating Property.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if the RFR for such Benchmark is Daily Effective SOFR, then the date of such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Effective SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning assigned to such term in Section 9.04(b)(iv).
“Regulatory Authority” has the meaning assigned to such term in Section 9.12.
“REIT” means a “real estate investment trust” under the provisions of §856, et. Seq. of the Code, or any successor provisions thereto.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Daily Effective SOFR Rate, as applicable.
“Required Facility Lenders” means, with respect to any Facility, the holders of more than 50% of the total Term Loan Exposures (if any) or the total Revolving Commitments, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, after any termination of the Revolving Commitments, the holders of more than 50% of the total Revolving Credit Exposures); provided that, in the event any Lender shall be a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Required Facility Lenders” means Lenders (excluding all Defaulting Lenders) having more than 50% of the total Term Loan Exposures (if any) or the total Revolving Commitments (or total Revolving Credit Exposures), as the case may be, outstanding under such Facility (excluding the Term Loan Exposures (if any), Revolving Commitments and Revolving Credit Exposures, as applicable, of all Defaulting Lenders).
“Required Lenders” means, at any time, Lenders having Term Loan Exposures (if any), Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Term Loan Exposures (if any), Revolving Credit Exposures and unused Commitments at such time; provided that, in the event any of the Lenders shall be a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Required Lenders” means Lenders (excluding all Defaulting Lenders) having Term Loan Exposures (if any), Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Term Loan Exposures (if any), Revolving Credit Exposures and unused Commitments of such Lenders (excluding all Defaulting Lenders) at such time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.
“Revolving Borrowing” means a Borrowing of Revolving Loans.
“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.04, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Additional Credit Extension Amendment or the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $1,250,000,000.
“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.
“Revolving Facility” means the Revolving Commitments and the Revolving Loans made, and Letters of Credit issued, thereunder.
“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Credit Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01 and Section 2.03.
“Revolving Maturity Date” means April 30, 2029, subject to extension as provided in Section 2.21.
“Revolving Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Revolving Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.
“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Loan” means a Loan that bears interest at a rate based on the Daily Effective SOFR Rate.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sanctions” means economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, Canada or other relevant sanctions authority.
“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions, currently limited to the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the non-government controlled Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran, North Korea, Syria and the Crimea Region of Ukraine.
“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions, including (a) any Person (i) listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, Global Affairs Canada or any other relevant sanctions authority or (ii) otherwise the subject of any Sanctions, (b) any Person located, organized or resident in a Sanctioned Country, (c) any Person controlled by or fifty percent (50%) or more owned by any such Person or Persons (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).
“SEC” means the Securities and Exchange Commission of the United State of America.

“Secured Indebtedness” means all Indebtedness of any Person that is secured by a Lien on any asset of such Person.
“SLL Principles” has the meaning assigned to such term in Section 2.23.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Effective SOFR”.
“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the fair saleable value of its assets on a going concern basis is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); (b) the present fair saleable value of its assets on a going concern basis is greater than the probable liability on its existing debts as such debts become absolute and matured; (c) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature in the ordinary course of business; and (d) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.
“SPTs” has the meaning assigned to such term in Section 2.23.
“Stabilized Project” means an Operating Property which is not (i) an Acquisition Asset, (ii) an Asset Under Development or (iii) a Non-Stabilized Project.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guaranty” means, collectively any Guaranty in substantially the form of Exhibit F that may be executed and delivered after the Effective Date by an Additional Subsidiary Guarantor in accordance with Section 5.10(a).
“Sustainability Adjustment Limitations” has the meaning assigned to such term in Section 2.23.
“Sustainability Amendment” has the meaning assigned to such term in Section 2.23.
“Sustainability Amendment Deadline” has the meaning assigned to such term in Section 2.23.
“Sustainability Applicable Rate Adjustments” has the meaning assigned to such term in Section 2.23.
“Sustainability Pricing Provisions” has the meaning assigned to such term in Section 2.23.
“Sustainability Structuring Agent” has the meaning assigned to such term in Section 2.23.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.
“Term Facility” means any Term Loan Commitments and any Term Loans made thereunder.
“Term Loans” means any New Term Loans made pursuant to Section 2.04.
“Term Loan Commitment” means, with respect to each Term Loan Lender, any commitment of such Lender to make Term Loans hereunder, including any New Term Loan Commitments. The initial amount of the Term Loan Commitments is $0.

“Term Loan Exposure” means, with respect to any Term Loan Lender at any time, the outstanding principal amount of such Lender’s Term Loans, if any.
“Term Loan Lender” means any Lender with a Term Loan Commitment or Term Loan Exposure.
“Term Loan Maturity Date” means, in the case of a New Term Loan, the maturity date specified in the Additional Credit Extension Amendment for such New Term Loan.
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.
“Total Asset Value” means, as of any date, an amount equal to the sum of the following for the Consolidated Group and the Investment Affiliates (in each case, in an amount equal to the Ownership Share for each member of the Consolidated Group and each Investment Affiliate):
(a)the Total Capitalization Value as of such date, plus
(b)the then-current Book Value of Land, plus
(c)the then-current Book Value of Assets Under Development, plus
(d)the value of Non-Stabilized Projects, as determined individually for each Non-Stabilized Project, at the then-current Book Value thereof, plus

(e)the value of Mezzanine Debt Investments that are not more than ninety (90) days past due determined in accordance with GAAP, plus
(f)the then-current value under GAAP of all First Mortgage Receivables; plus
(g)the aggregate positive amount of net cash proceeds that would be due to BPG from all Equity Forward Contracts that have not yet settled as of such date, calculated as if such Equity Forward Contracts were settled by BPG’s delivery of its common shares as of, and such net cash proceeds were actually received on, the last day of the then most recently ended fiscal quarter; provided that such calculation shall exclude each Equity Forward Contract, if any, with respect to which either (a) BPG or the counterparty would not reasonably be expected, for any reason, to be able to fulfill its obligations thereunder or (b) BPG no longer intends to issue shares sufficient to realize such proceeds;
provided that, notwithstanding anything to the contrary herein, the aggregate contributions to Total Asset Value from categories (c), (d) and (e) above shall not exceed 35% of Total Asset Value (and any amount in excess of such limitation shall be excluded from the calculation of Total Asset Value).
“Total Capitalization Value” means, as of any date, without duplication, an amount equal to the sum of the following for the Consolidated Group and the Investment Affiliates (in each case, in an amount equal to the Ownership Share for each member of the Consolidated Group and each Investment Affiliate):
(a)the Ownership Share of Net Operating Income from Stabilized Projects of the Consolidated Group for the most recent twelve (12) months for which the Borrower has reported financial results pursuant to Section 5.01, and divided by the Capitalization Rate, plus
(b)the Ownership Share of Net Operating Income from Stabilized Projects owned by Investment Affiliates for the most recent twelve (12) months for which the Borrower has reported financial results pursuant to Section 5.01, and divided by the Capitalization Rate, plus
(c)the amount of Management Fees received by the Consolidated Group for the most recent twelve (12) months for which the Borrower has reported financial results pursuant to Section 5.01, and divided by the Capitalization Rate, provided that the amount added to Total Capitalization Value pursuant to this clause (c) shall not exceed 5% of the Total Capitalization Value, plus
(d)Acquisition Assets valued at the higher of their capitalization value (so long as owned for at least six (6) months) or acquisition cost, such capitalization value to be calculated by dividing (x) the Net Operating Income for such Acquisition Assets for the most recent twelve (12) months for which the Borrower has reported financial results pursuant to Section 5.01, by (y) the Capitalization Rate.
“Total Interest Expense” means, for any period, without duplication, the sum of (a) the Ownership Share of interest expense, determined on a notional basis, of the Consolidated Group for such period attributable to Total Outstanding Indebtedness (without taking into account (A) gains or losses on early retirement of debt, (B) any commitment, upfront, arrangement, structuring or similar financing fees or premiums (including redemption and prepayment premiums) or original issue discount, (C) any cash costs associated with obtaining hedging arrangements or any breakage thereof, (D) any deferred financing costs or (E) any debt modification charges) during such period plus (b) the Ownership Share of any interest expense of the type described in clause (a), determined on a notional basis, of any Investment Affiliate, for such period, whether recourse or non-recourse.
“Total Leverage Ratio” has the meaning specified in Section 6.01(a)(i).
“Total Net Operating Income” means for the Consolidated Group and all Investment Affiliates for any period, as determined in accordance with GAAP, an amount equal to (i) the aggregate rental income and other revenues from the operation of all real estate assets, including from straight-lined rent and amortization of above or below market leases (and net of revenues deemed uncollectible) minus (ii) all expenses and other charges incurred in connection with the operation of such real estate assets (including, without limitation, real estate taxes, management fees, and rent under ground leases); but, for the avoidance of doubt, excluding the payment of or provision for debt service charges, income taxes, capital expenses, and depreciation, amortization, and other non-cash expenses.
“Total Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) the Ownership Share of all Indebtedness of the Consolidated Group outstanding at such date, determined on a notional basis, plus (b) the applicable Ownership Share of any Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group.
“Total Secured Indebtedness” means, as of any date of determination, without duplication, the sum of (a) the aggregate principal amount of that portion of the Total Outstanding Indebtedness that is Secured Indebtedness, without regard to recourse (it being understood that any Secured Indebtedness that is guaranteed on an unsecured basis by any member of the Consolidated Group shall in any event be treated as Secured Indebtedness), plus (b) the aggregate principal amount of any Unsecured Indebtedness of a Subsidiary of the Borrower that is to be treated as Secured Indebtedness in accordance with Section 5.10(a).
“Total Unsecured Indebtedness” means, as of any date of determination, without duplication, the aggregate principal amount of that portion of the Total Outstanding Indebtedness that is Unsecured Indebtedness, without regard to recourse (it being understood that any Secured Indebtedness that is guaranteed on an unsecured basis by any member of the Consolidated Group shall in any event be treated as Secured Indebtedness), including without limitation all the outstanding Indebtedness under this Agreement as of such date.
“Transactions” means the execution, delivery and performance by the Borrower and the other Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate, the Alternate Base Rate or the Daily Effective SOFR Rate.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unencumbered Asset” means any Acquisition Asset, Land, Operating Property and any Asset Under Development located in the United States which, as of any date of determination:
(a)    100% of which is owned directly or indirectly in fee simple, in a condominium structure or ground leased (under an Eligible Ground Lease) by the Borrower or any Subsidiary that is a Qualified Subsidiary; and
(b)    is not subject to any Liens, claims, or restrictions on transferability or assignability of any kind (including any such Lien, claim or restriction imposed by the organizational documents of any subsidiary, any Negative Pledge clause, or any “equal and ratable” clause or similar provision that entitles an entity to a Lien on such asset upon the occurrence of any contingency) other than (i) Permitted Encumbrances or Liens in favor of the Administrative Agent, (ii) customary restrictions on transferability that result in a change of control or that trigger a buy-sell right, a right of first offer or right of first refusal, (iii) Permitted Transfer Restrictions and (iv) negative pledge clauses contained in other senior unsecured indebtedness that is no more burdensome than the provisions included in the Loan Documents.
Notwithstanding the foregoing, to the extent that and only so long as any Acquisition Asset, Land, Operating Property or any Asset Under Development otherwise satisfies clauses (a) and (b) above but is an “Excluded Unencumbered Asset” pursuant to Section 5.10(a)(2)(ii), such Acquisition Asset, Land, Operating Property or Asset Under Development shall not be an “Unencumbered Asset.”
Notwithstanding the foregoing, a 1031 Property may constitute an Unencumbered Asset so long as: (I) the Borrower or a Qualified Subsidiary thereof leases such 1031 Property from the applicable EAT (or Qualified Subsidiary(ies) thereof, as applicable) and the Borrower or a Qualified Subsidiary thereof manages such 1031 Property; (II) the Borrower or a Qualified Subsidiary thereof is obligated to purchase such 1031 Property (or Qualified Subsidiary(ies) of the applicable EAT that owns such 1031 Property) from the applicable EAT (or such Qualified

Subsidiary(ies) of the EAT, as applicable) (other than in circumstances where the 1031 Property is disposed of by the Borrower or any Subsidiary); (III) the applicable EAT is obligated to transfer such 1031 Property (or its Qualified Subsidiary(ies) that owns such 1031 Property, as applicable) to the Borrower or a Qualified Subsidiary thereof, directly or indirectly (including through a QI); (IV) the applicable EAT (or Qualified Subsidiary(ies) thereof that owns such 1031 Property, as applicable) acquired such 1031 Property with the proceeds of a loan made by the Borrower or a Qualified Subsidiary, which loan is secured either by a mortgage on such 1031 Property and/or a pledge of all of the equity interests of the applicable Qualified Subsidiary(ies) of an EAT that owns such 1031 Property, as applicable; and (V)  such 1031 Property is not subject to any liens, claims, or restrictions on transferability or assignability of any kind other than (A) as permitted pursuant to clause (b) above, (B) the Lien of any mortgage or pledge referred to in the immediately preceding clause (IV) or (C) a negative pledge binding on the EAT in favor of the Borrower or any Qualified Subsidiary.
“Unencumbered Asset Value” means, as of any date, an amount equal to the sum of the following for the Consolidated Group (in each case, in an amount equal to the Ownership Share for each member of the Consolidated Group):
(a)Net Operating Income from Stabilized Projects that are Unencumbered Assets for the most recent twelve (12) months for which the Borrower has reported financial results, and divided by the Capitalization Rate, plus
(b)the then-current Book Value of Assets Under Development that are Unencumbered Assets, provided that the amount added to Unencumbered Asset Value pursuant to this clause (b) shall not exceed 15% of the total Unencumbered Asset Value, plus
(c)the then-current Book Value of all Land that is an Unencumbered Asset, provided that the amount added to Unencumbered Asset Value pursuant to this clause (c) shall not exceed 10% of the total Unencumbered Asset Value, plus
(d)Acquisition Assets that are Unencumbered Assets valued at the higher of their capitalization value (so long as owned for at least six (6) months) or acquisition cost, such capitalization value to be calculated by dividing (x) the Net Operating Income for such Acquisition Assets for the most recent twelve (12) months, by (y) the Capitalization Rate, plus
(e)the value of Non-Stabilized Projects that are Unencumbered Assets, as determined individually for each such unencumbered Non-Stabilized Project, at the then-current Book Value thereof, plus
(f)75% of the amount of Management Fees received by the Consolidated Group for the most recent twelve (12) months for which the Borrower has reported financial results, and divided by 15%, provided that the amount added to Unencumbered Asset Value pursuant to this clause (f) shall not exceed 5% of the total Unencumbered Asset Value; plus
(g)the aggregate positive amount of net cash proceeds that would be due to BPG from all Equity Forward Contracts that have not yet settled as of such date, calculated as if such

Equity Forward Contracts were settled by BPG‘s delivery of its common shares as of, and such net cash proceeds were actually received on, the last day of the then most recently ended fiscal quarter; provided that such calculation shall exclude each Equity Forward Contract, if any, with respect to which either (a) BPG or the counterparty would not reasonably be expected, for any reason, to be able to fulfill its obligations thereunder or (b) BPG no longer intends to issue shares sufficient to realize such proceeds; provided, further, that the amount added to Unencumbered Asset Value pursuant to this clause (g) shall not exceed 7.5% of the total Unencumbered Asset Value.
Notwithstanding anything to the contrary herein, (i) the aggregate contributions to Unencumbered Asset Value from Unencumbered Assets that are owned directly or indirectly by Qualified Subsidiaries shall not exceed 15% of Unencumbered Asset Value and (ii) the aggregate contributions to Unencumbered Asset Value from clauses (b), (c), (f) and (g) above, and Unencumbered Assets owned by Qualified Subsidiaries shall not exceed 35% of Unencumbered Asset Value.
“Unrestricted Cash” means all Balance Sheet Cash other than cash and Cash Equivalents held as collateral, in escrow in a bank account by a lender, creditor or contract counterparty; provided, however, that cash and cash equivalents from like-kind exchanges shall constitute Unrestricted Cash.
“Unsecured Indebtedness” means all Indebtedness of any Person that is not secured by a Lien on any asset of such Person.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means (i) for purposes of Sections 3.20 and 6.07 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (ii) for all other purposes, a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary of which all of the outstanding voting Equity Interests shall at the time be owned or Controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization of which 100% of the Equity Interests having ordinary voting power shall at the time be so owned or Controlled by such Person. In addition, the term “Wholly Owned Subsidiary” means a Subsidiary of the Borrower that has elected to be treated as a “real estate investment trust” in accordance with Section 856 through

860 of the Code and in which either the Borrower or a Subsidiary of the Borrower described in this definition owns 100% of the outstanding common Equity Interests and has management control.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing”).
SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. With respect to a reference to any date, the word “from” shall mean “from and including” such date and the word “until” shall mean “until but excluding such date”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law, rule or regulation shall mean such law, rule or regulation as amended, modified, replaced or supplemented from time to time.

SECTION 1.04. Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.
(a) Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Finance Lease,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a Finance Lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a Finance Lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
SECTION 1.05. Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.06. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of

Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.
SECTION 1.07. Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of Division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II

The Credits
SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(a) Subject to Section 2.14, each Borrowing of any Class shall be comprised entirely of ABR Loans, Term Benchmark Loans or RFR Loans (if a Revolving Borrowing) as the Borrower may request in accordance herewith. So long as doing so would not result in any increased costs to which the Borrower would be responsible for under Section 2.15, each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(b) At the commencement of each Interest Period for any Term Benchmark Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing or RFR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that (i) any Borrowing need not comply with the foregoing integral multiple requirements if the proceeds of such Borrowing are to be used to repay Indebtedness as long as such Borrowing is in an amount equal to the amount being repaid, and (ii) an ABR Revolving Borrowing or RFR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). At the commencement of each Interest Period for any Term Benchmark Term Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $10,000,000. At the time that each

ABR Term Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Term Loan Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total New Term Loan Commitments. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Term Benchmark and RFR Revolving Borrowings outstanding.
(c) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.
SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing by submitting a Borrowing Request signed by an Authorized Officer or by electronic communication (including through an Approved Borrower Portal) (a) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing or RFR Revolving Borrowing, not later than 1:00 p.m., New York City time, on the Business Day of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing or RFR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) shall be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing; provided that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each Borrowing Request shall specify the following information in compliance with Section 2.02:
(i) the aggregate principal amount of the requested Borrowing, and whether such Borrowing is a Revolving Borrowing or a Term Loan Borrowing;
(ii) the date of such Borrowing, which shall be a Business Day;
(iii) whether such Borrowing is to be an ABR Borrowing, a RFR Borrowing (if a Revolving Borrowing) or a Term Benchmark Borrowing;
(iv) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v) the location and account number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Term Benchmark Borrowing with an Interest Period of one (1) month. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04. Incremental Facilities. On one or more occasions at any time after the Effective Date, the Borrower may by written notice to the Administrative Agent elect to request (A) an increase to the existing Revolving Commitments (any such increase, the “New Revolving Commitments”) and/or (B) the establishment of one or more new term loan commitments (the “New Term Loan Commitments”, together with the New Revolving Commitments, the “Incremental Commitments”), by up to an aggregate amount not to exceed $1,000,000,000 for all Incremental Commitments. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that such Incremental Commitments shall be effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent. The Administrative Agent and/or its Affiliates shall use commercially reasonable efforts, with the assistance of the Borrower, to arrange a syndicate of Lenders or other Persons that are Eligible Assignees willing to hold the requested Incremental Commitments; provided that (x) any Incremental Commitments on any Increased Amount Date shall be in the minimum aggregate amount of $10,000,000, (y) any Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide an Incremental Commitment, and (z) any Lender or other Person that is an Eligible Assignee (each, a “New Revolving Loan Lender” or “New Term Loan Lender,” as applicable) to whom any portion of such Incremental Commitment shall be allocated shall be subject to the approval of the Borrower and the Administrative Agent (such approval not to be unreasonably withheld or delayed), and, in the case of a New Revolving Commitment, each Issuing Bank (each of which approvals shall not be unreasonably withheld), unless such New Revolving Loan Lender or New Term Loan Lender is an existing Lender.
The terms and provisions of any New Revolving Commitments shall be identical to the existing Revolving Commitments; provided that the applicable commitment fee, upfront and other fees with respect to any New Revolving Commitments shall be determined by the Borrower and the applicable New Revolving Loan Lenders and the applicable arrangement fees with respect to any New Revolving Commitments shall be determined by the Borrower and the applicable arrangers for such New Revolving Commitments. The terms and provisions of any New Term Loan Commitments and any New Term Loans shall (a) not have any scheduled amortization payments and (b) share ratably in any prepayments of any existing Term Loan Facility, unless the Borrower and the New Term Loan Lenders in respect of such New Term Loans elect lesser payments; provided that applicable interest rate margins, arrangement fees, upfront or other fees, original issue discount and amortization (subject to the remaining terms of this proviso) with respect to any New Term Loan Commitments shall be determined by the Borrower and the applicable New Term Loan Lenders; provided, further, that New Term Loan Commitments may contain (x) additional or more restrictive covenants that are applicable only to periods after the latest Maturity Date of any Term Loans outstanding or Revolving Commitments in effect immediately prior to giving effect to such New Term Loan Commitments and (y) other terms that are reasonably acceptable to the Administrative Agent.
The effectiveness of any Incremental Commitments and the availability of any borrowings under any such Incremental Commitment shall be subject to the satisfaction of the following conditions precedent: (x) after giving pro forma effect to such Incremental Commitments and borrowings and the use of proceeds thereof, (i) no Default or Event of Default shall exist and (ii) as of the last day of the most recent month for which financial statements have been delivered pursuant to Section 5.01, the Borrower would have been in compliance with the Financial Covenants that are applicable at such time; (y) the representations and warranties made or deemed made by the Borrower in any Loan Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on the effective date of such Incremental Commitments except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents; and (z) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate or other necessary action taken by the Borrower to authorize such Incremental Commitments and (B) if applicable, all corporate, partnership, member, or other necessary action taken by each Guarantor authorizing the Guaranty by such Guarantor of such Incremental Commitments; and (ii) if requested by the Administrative Agent, a customary opinion of counsel to the Borrower and, if applicable, the Guarantors (which may be in substantially the same form as delivered on the Effective Date and may be delivered by internal counsel of the Borrower), and addressed to the Administrative Agent and the Lenders, and (iii) if requested by any Lender, new notes executed by the Borrower, payable to any new Lender, and replacement notes executed by the Borrower, payable to any existing Lenders; provided, that, such Lender shall promptly return any existing Notes held by such Lender to the Borrower (or, if lost, destroyed or mutilated, if requested by the Borrower, a lost note affidavit in customary form and including a customary indemnity).
On any Increased Amount Date on which New Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Commitments to the Revolving Commitments, (b) each New Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to its New Revolving Commitment and all matters relating thereto.
On any Increased Amount Date on which any New Term Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment, and (ii) each New Term Loan Lender shall become a Lender hereunder with respect to the New Term Loan Commitment and the New Term Loans made pursuant thereto.
The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (y) the New Revolving Commitments and the New Revolving Loan Lenders or the New Term Loan Commitments and the New Term Loan Lenders, as applicable, and (z) in the case of each notice to Lender, the respective interests in such Revolving Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section.
The upfront fees payable to the New Revolving Loan Lenders and/or New Term Loan Lenders shall be determined by the Borrower and the applicable New Revolving Loan Lenders and/or New Term Loan Lenders.
The Incremental Commitments shall be effected pursuant to one or more Additional Credit Extension Amendments executed and delivered by the Borrower, the New Revolving Loan Lender or New Term Loan Lender, as applicable, and the Administrative Agent, and each of which shall be recorded in the Register. Each Additional Credit Extension Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.04.
SECTION 2.05. [Reserved].
SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request and the Issuing Banks shall issue Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period; provided no Issuing Bank shall be under any obligation to issue a Letter of Credit that would result in more than a total of 20 Letters of Credit outstanding. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. The letters of credit issued under the Existing Credit Agreement and listed on Schedule 2.06 attached hereto shall be treated as Letters of Credit hereunder for all purposes. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person or in any Sanctioned Country, except to the extent permissible for a Person required to comply with Sanctions, (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (iii) in any manner that would result in a violation of one or more policies of such Issuing Bank applicable to letters of credit generally.
An Issuing Bank shall not be under any obligation to issue, amend or extend any Letter of Credit if:
(i)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending or extending such Letter of Credit, or request that such Issuing Bank refrain from issuing, amending or extending such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it; or

(ii)    the issuance, amendment or extension of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(a) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the applicable Issuing Bank) to the Issuing Bank which is being requested to issue (or issued, in the case of an amendment, renewal or extension) the Letter of Credit and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three (3) Business Days or such shorter period as the applicable Issuing Bank shall agree to) a written notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the identity of the Issuing Bank selected by the Borrower to issue such Letter of Credit, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall enter into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or submit a letter of credit application, in each case on the applicable Issuing Bank’s standard form, in connection with any request for a Letter of Credit (a “Letter of Credit Agreement”). A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $75,000,000, (ii) the LC Exposure with respect to all Letters of Credit issued by any individual Issuing Bank shall not exceed its Letter of Credit Commitment, (iii) no Lender’s Revolving Credit Exposure shall exceed its Revolving Commitment and (iv) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments. The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iii) above shall not be satisfied.
(b) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank that issued such Letter of Credit to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension, which renewals or extensions, subject to clause (ii) hereof, may be automatic pursuant to the terms of such Letter of Credit so long as such Issuing Bank shall have the right to prevent such renewal or extension at least once in each twelve month period) and (ii) the date that is five Business Days prior to the Revolving Maturity Date. Notwithstanding the foregoing, a Letter of Credit may have an expiration date that is not more than twelve (12) months after the Revolving Maturity Date so long as (x) the Borrower shall provide cash collateral to the Administrative Agent pursuant to and in accordance with Section 2.06(j) on or prior to forty-five (45) days before the then-current Revolving Maturity Date (or, at the discretion of the applicable Issuing Bank, prior to the issuance, renewal or extension of such Letter of Credit) in an amount equal to 102% of the LC Exposure with respect to all such Letters of Credit with expiry dates after the Revolving Maturity Date, (y) the obligations of the Borrower under this Section 2.06 in respect of such Letters of Credit shall survive the Revolving Maturity Date and shall remain in effect until no such Letters of Credit remain outstanding and (z) each Lender shall remain obligated hereunder, to the extent any such cash collateral, the application thereof or reimbursement in respect thereof is required to be returned to the Borrower by the Administrative Agent after the Revolving Maturity Date until no such Letters of Credit remain outstanding.
(c) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issued such Letter of Credit or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank that issued such Letter of Credit, such Lender’s Revolving Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligations to acquire participations pursuant to this paragraph in respect of Letters of Credit and to make payments in respect of such acquired participations are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(d) Reimbursement. If the Issuing Bank that issued a Letter of Credit shall make any LC Disbursement in respect of such Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Revolving Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank that issued such Letter of Credit the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank that issued a Letter of Credit or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank that issued a Letter of Credit for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(e) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank that issued a Letter of Credit under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank that issued a Letter of Credit, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that nothing in this Section shall be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit issued by such Issuing Bank comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the Issuing Bank that issued a Letter of Credit (as finally determined by a court of competent jurisdiction in a final and non-appealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit issued by an Issuing Bank, such Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(f) Disbursement Procedures. The Issuing Bank issuing a Letter of Credit shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
(g) Interim Interest. If the Issuing Bank that issued a Letter of Credit shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to

ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.
(h) Replacement or Resignation of the Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank (which may be an existing Issuing Bank that agrees to assume the replaced Issuing Bank’s commitment to issue Letters of Credit). The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(c). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such resigning Issuing Bank shall be replaced as set forth above.
(i) Cash Collateralization. If (A) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Facility Lenders under the Revolving Facility (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, or (B) required by Section 2.06(c), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to 102% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h) or (i). Such deposit shall be held by the Administrative Agent for the satisfaction of the LC Exposure. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in Cash Equivalents at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse an Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(j) Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon (or 2:00 p.m., in the case of an ABR Borrowing or RFR Borrowing requested on such day), New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower or other account designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(a) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(a) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing by delivering an Interest Election Request signed by an Authorized Officer or through any electronic communication (including an Approved Borrower Portal) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent.
(b) Each Interest Election Request shall specify the following information in compliance with Section 2.02:
(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii) whether the resulting Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or a RFR Borrowing (if a Revolving Borrowing); and
(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(c) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(d) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Term Benchmark Borrowing with an Interest Period of one (1) month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Facility Lenders under the applicable Facility, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing under such Facility may be converted to or continued as a Term Benchmark Borrowing or an RFR Borrowing and (ii) unless repaid, each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and each RFR Borrowing shall be converted to an ABR Borrowing immediately.
SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date.
(a) The Borrower may at any time terminate, or from time to time reduce, the Commitments under a particular Facility; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $20,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments.
(b) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a specified transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments under a particular Facility shall be made ratably among the Lenders in accordance with their respective Commitments under such Facility.
SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan on the Revolving Maturity Date and (ii) to the Administrative Agent for the account of each Term Loan Lender, the then unpaid principal amount of any Term Loan on the applicable Term Loan Maturity Date.
(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(c) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(d) Any Lender may request that Loans made by it be evidenced by one or more promissory notes in substantially the form of Exhibit D. In such event, the Borrower shall prepare, execute and deliver to such Lender one or more promissory notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note(s) and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein, unless such assignee elects not to receive a Note (in which case such assignor shall return to the Borrower any Note issued to it, or in the case of any loss, theft or destruction of any such Note, a lost note affidavit in customary form) (or, if such promissory note is a registered note, to such payee and its registered assigns). Upon either (a) Payment in Full of the Loans evidenced by any such promissory note or (b) the assignment of such Loans and Commitments in accordance with Section 9.04 hereof, each such promissory note shall be promptly returned to the Borrower by the payee named therein at the request of the Borrower or in the case of any loss, theft or destruction of any such Note, a lost note affidavit in customary form.
SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (except as provided in Section 2.16), subject to prior notice in accordance with paragraph (b) of this Section.
(a) The Borrower shall notify the Administrative Agent by electronic communication (including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing or a RFR Borrowing, not later than 12:00 p.m., New York City time, on the date of prepayment (or such shorter times as the Administrative Agent may agree in its sole discretion). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and Class as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the applicable Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any amount required to be paid pursuant to Section 2.16. Any portion of a Term Loan that is prepaid or repaid may not be reborrowed.
SECTION 2.12. Fees. (a) [Reserved].
(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a facility fee, which shall accrue at the Facility Fee Rate (as set forth in the definition of Applicable Rate) on the daily amount of the Revolving Commitment of such Lender (whether used or unused) during the period from and including the date hereof to but excluding the date on which such Commitment terminates; provided that, if such Revolving Lender continues to have any Revolving Credit Exposure after its Revolving Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees for the preceding calendar quarter shall be payable in arrears on the fifteenth (15th) day of January, April, July and October of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day of each period, but excluding the date on which the Revolving Commitments terminate).
(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans on the average daily stated amount of such Revolving

Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily stated amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth (15th) day of each January, April, July and October of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to any Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(a) The Loans comprising each Term Benchmark Borrowing shall bear interest at the Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(b) The Loans comprising each RFR Borrowing shall bear interest at the Daily Effective SOFR Rate plus the Applicable Rate.
(c) Notwithstanding the foregoing, if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, all overdue Obligations (which shall include all Obligations following an acceleration under Section 7.01, including an automatic acceleration) shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.
(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or RFR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal balance of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Term SOFR Rate or Daily Effective SOFR Rate shall be determined by the Administrative Agent in accordance with the terms hereof, and such determination shall be conclusive absent manifest error.
SECTION 2.14. Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:
(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Effective SOFR or the Daily Effective SOFR Rate; or
(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, the Daily Effective SOFR Rate will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Revolving Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing so long as the Daily Effective SOFR Rate is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Borrowing if the Daily Effective SOFR Rate also is the subject of Section 2.14(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Daily Effective SOFR Rate is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if the Daily Effective SOFR Rate also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.
(a) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(b) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.
(d) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest

Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans, or conversion to RFR Loans, to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a (1) Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing so long as the Daily Effective SOFR Rate is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Daily Effective SOFR Rate is the subject of a Benchmark Transition Event or (2) an RFR Borrowing into a request for an ABR Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Daily Effective SOFR Rate is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Daily Effective SOFR Rate is the subject of a Benchmark Transition Event, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.
SECTION 2.15. Increased Costs. (a) If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Term SOFR Rate) or Issuing Bank;
(ii) impose on any Lender or Issuing Bank or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), in each case in an amount that such Lender, such Issuing Bank or such other Recipient deems to be material, then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(a) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(b) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error; provided that such Lender or such Issuing Bank shall not seek compensation under paragraphs (a) or (b) of this Section unless such Lender or such Issuing Bank is making such claims from similarly situated borrowers under similar credit facilities (to the extent such Lender or Issuing Bank has the right under such similar credit facilities to do so and without any obligation on such Lender or Issuing Bank to disclose information about other borrowers). The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.
(c) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16. Break Funding Payments. (a) With respect to Term Benchmark Loans, in the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the

Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (excluding loss of anticipated profits); provided that each such Lender shall use reasonable efforts to mitigate any such loss, cost and expense in accordance with Section 2.19.
(a) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (excluding loss of anticipated profits); provided that each such Lender shall use reasonable efforts to mitigate against any such loss, cost and expense in accordance with Section 2.19.
(b) A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, including, if requested by the Borrower, in reasonable detail a description of the basis for such compensation and a calculation of such amount or amounts (but excluding any confidential or proprietary information of such Lender), shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
SECTION 2.17. Withholding of Taxes.
(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b) Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;
(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;
(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g) in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim (but without prejudice to the Borrower’s rights with respect to any Defaulting Lender). Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the applicable office or offices as described in the Administrative Questionnaire provided by the Administrative Agent to the

Borrower from time to time, except payments to be made directly to any Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars. Each payment (including each prepayment) by the Borrower on account of principal of and interest on any Term Loans shall be made pro rata according to the respective outstanding principal amounts of such Term Loans then held by the applicable Term Loan Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective Revolving Percentages of the Revolving Lenders.
(a) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(b) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or each Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or each Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate.
(d) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d), Section 2.06(e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(a) If (w) any Lender requests compensation under Section 2.15, or (x) if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (y) if any Lender becomes Defaulting Lender, or (z) any Lender has refused to consent to any proposed amendment, modification, waiver, termination or consent with respect to any provision of this Agreement or any other Loan Document that, pursuant to Section 9.02, requires the consent of all Lenders or each Lender affected thereby and with respect to which Lenders constituting the Required Lenders have consented to such proposed amendment, modification, waiver, termination or consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, each Issuing Bank) if such assignee is not a Lender, which consent shall not unreasonably be withheld, (ii) subject to the Borrower’s rights with respect to Defaulting Lenders under Section 2.20 hereof, such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in or elimination of such compensation or payments, and (iv) in the case of any such assignment resulting from a Lender’s refusal to consent to a proposed amendment, modification, waiver, termination or consent, the assignee shall approve the proposed amendment, modification, waiver, termination or consent.

A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Electronic System as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.
SECTION 2.20. Defaulting Lenders.
Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a) facility fees shall cease to accrue on the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(b);
(b) the Commitments, Term Loan Exposure (if any) and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Required Facility Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that (i) such Defaulting Lender’s Commitments may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or LC Disbursements may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent;
(c) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Revolving Percentages but only to the extent that (x) the sum of all such non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 4.02(a) and (b) are satisfied at such time;
(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(c) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and
(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Banks or any other Lender hereunder, all facility fees payable under Section 2.12(b) that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(c) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized;
(d) so long as such Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein); and
(e) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.02 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to cash collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such

Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to clause (c) above. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
In the event that the Administrative Agent, the Borrower and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.
SECTION 2.21. Extension of Revolving Credit Maturity Date. The Borrower shall have two (2) options (which shall be binding on the Lenders), exercisable by written notice to the Administrative Agent given no more than 120 days nor less than 30 days prior to the then Revolving Maturity Date, to extend the Revolving Maturity Date for a period of six (6) months per extension option. Upon delivery of such notice, the Revolving Maturity Date shall be extended for six (6) months so long as the following conditions are satisfied as of the effective date of such extension: (i) no Default or Event of Default has occurred and is continuing; (ii) the representations and warranties made or deemed made by the Borrower in any Loan Document shall be true and correct in all material respects (or, in the case of any such representation already qualified by materiality, in all respects), except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (or, in the case of any such representation already qualified by materiality, in all respects), on and as of such earlier date); and (iii) the Borrower shall have paid an extension fee equal to (x) 0.05% of the then aggregate outstanding amount of the Revolving Commitments for the first extension and (y) 0.075% of the then aggregate outstanding amount of the Revolving Commitments for the second extension (in each case, to the Administrative Agent for the ratable benefit of the Revolving Lenders). Notwithstanding the foregoing, the Borrower may elect to simultaneously exercise the extension of the Revolving Maturity Date for both six-month extension periods; provided, that, (x) for purposes of the conditions set forth in clauses (i) and (ii) above which are required to be satisfied on the effective date of the extension, such conditions shall be required to be satisfied only on the effective date of the first six-month extension period (and such conditions shall not be re-tested on the effective date of the second six-month extension period), and (y) for purposes of the condition set forth in clause (iii) above, the Borrower shall be required to pay the extension fee for both six-month extension periods on or prior to the effective date of the first six-month extension period and the extension fee for both six-month extension periods shall be calculated based on the then-current aggregate amount of the Revolving Commitments as of the effective date of the first six-month extension period.

SECTION 2.22. Extending Facilities.
(a) The Borrower may at any time and from time to time request that all or any portion of Term Loans (if any) or Revolving Loans or the Revolving Commitment with a like maturity date (an “Existing Loan Facility”) be converted to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans, Revolving Loans or Revolving Commitments, as applicable, and to otherwise modify the terms of such Term Loans, Revolving Loans or Revolving Commitments to the extent not prohibited in this Section 2.22 (any such Term Loans or Revolving Loans which have been so converted, “Extended Loans”, and any such Revolving Commitments which have been so converted, “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.22 (an “Extension”). Any such request shall be made on a pro rata basis and on the same terms to each applicable Lender. In order to establish any Extended Loans or Extended Revolving Commitments, the Borrower shall provide a notice to the Administrative Agent (which shall provide a copy of such notice to each of the Lenders under the applicable Existing Loan Facility) (an “Extension Request”) setting forth the proposed terms of the Extended Loans or Extended Revolving Commitments to be established, provided that:
(i) all or any of the scheduled amortization payments of principal of the Extended Loans (including the maturity date) may be delayed to later dates than the scheduled amortization payments of principal (including the maturity date) of the Term Loans or Revolving Loans, as applicable, of such Existing Loan Facility to the extent provided in the applicable Loan Extension Amendment;
(ii) the interest margins with respect to the Extended Loans or Extended Revolving Commitments may be different than the interest margins for the Term Loans, Revolving Loans or Revolving Commitments, as applicable, of such Existing Loan Facility, and upfront fees may be paid to the Extending Lenders, in each case, to the extent provided in the applicable Loan Extension Amendment;
(iii) the Loan Extension Amendment may provide for other covenants and terms that apply solely to any period after the latest applicable Maturity Date of the Term Loans, Revolving Loans and Revolving Commitments being converted as in effect on the effective date of the Loan Extension Amendment immediately prior to the establishment of such Extended Loans or Extended Revolving Commitments; or
(iv) no Extended Loans that were Term Loans may be optionally prepaid prior to the date on which the Term Loans under the Existing Loan Facility from which they were converted are repaid in full unless such optional prepayment is accompanied by a pro rata optional prepayment of the Term Loans under such Existing Loan Facility;
(v) no Extended Loans shall be entitled to the benefit of any collateral or guaranties while any Existing Loan Facility is outstanding unless all outstanding Existing Loan Facilities also receive the benefit of such collateral or guaranties; and
(vi) (A) the borrowing and repayment (except for (x) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (y) repayments required upon the maturity date of the non-extending Revolving Commitments and (z) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments of such tranche, (B) all Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Commitments in accordance with their Revolving Percentages subject to the express terms herein, (C) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class, (D) assignments and participations of Extended Revolving Commitments and extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans and (E) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments) which have more than two (2) different maturity dates.
Any Extended Loans and/or Extended Revolving Commitments converted pursuant to any Loan Extension Amendment shall be designated a separate Class of Extended Loans or Extended Revolving Commitments, as the case may be, for all purposes of this Agreement; provided that (x) any Extended Loans converted from an Existing Loan Facility may, to the extent provided in the applicable Loan Extension Amendment, be designated as an increase in any previously established Class of Loans or Commitments with respect to such Existing Loan Facility and (y) there shall not be more than four (4) tranches of Loans after giving effect to such Extension. Any Extended Loans that are Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which there were converted, any Extended Revolving Commitments shall constitute a separate Class of Revolving Loans from the Class of Revolving Loans from which there were converted and any Extended Revolving Commitments shall constitute a separate tranche of Revolving Commitments from the tranche of Revolving Commitments from which they were converted. No Extension shall constitute a voluntary or mandatory prepayment for purposes of Sections 2.10 and 2.11. Each Extension shall become effective only with respect to the Loans and Commitments of the Lenders that accept an Extension Request.
(b) The Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the Existing Loan Facility are requested to respond. No Extension Request is required to be in any minimum amount or increment; provided that the Borrower may specify as a condition to consummating any such Extension that a minimum amount (to be specified in the applicable Extension Request) of Term Loans, Revolving Loans or Revolving Commitments be tendered (subject to waiver by the Borrower in its sole discretion). No Lender shall have any obligation to agree to have any of its Term Loans, Revolving Loans or Revolving Commitments, as applicable, of any Existing Loan Facility converted into Extended Loans or Extended Revolving Commitments pursuant to any Extension Request. Any Lender (an “Extending Lender”) wishing in its sole and individual discretion to have all or any portion of its Term Loans, Revolving Loans or Revolving Commitments, as applicable, under the Existing Loan Facility subject to such Extension Request converted into Extended Loans or Extended Revolving Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans, Revolving Loans or Revolving Commitments, as applicable, under the Existing Loan Facility which it has elected to request be converted into Extended Loans or Extended Revolving Commitments. In the event that the aggregate amount of Term Loans, Revolving Loans and Revolving Commitments under the Existing Loan Facility subject to Extension Elections exceeds the amount of Extended Loans or Extended Revolving Commitments requested pursuant to the Extension Request, Term Loans, Revolving Loans and Revolving Commitments subject to Extension Elections shall be converted to Extended Loans or

Extended Revolving Commitments on a pro rata basis based on the amount of Term Loans, Revolving Loans and Revolving Commitments, as applicable, included in such Extension Election. It shall be a condition precedent to the effectiveness of any Extension that no Default or Event of Default shall exist on the date of the Extension Request and on the date of the Extension.
(c) Each Class of Extended Loans and Extended Revolving Commitments shall be established pursuant to an amendment (a “Loan Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender providing an Extended Loan or Extended Revolving Commitment thereunder which shall be consistent with the provisions set forth in paragraph (a) above (but which shall not require the consent of any other Lender) and which may include such technical amendments to this Agreement as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower. Each Loan Extension Amendment shall be binding on the Lenders and the other parties hereto. In connection with any Loan Extension Amendment, the Borrower shall deliver a reaffirmation of the Guaranty from each Guarantor, if any, and such resolutions, certificates, opinions of counsel (including in-house opinions in lieu of opinions of outside counsel) and other documents in connection therewith as may be reasonably requested by the Administrative Agent.
(d) This Section 2.22 shall supersede any provisions in Sections 2.18 or 9.02 to the contrary.
SECTION 2.23. Sustainability Adjustments Amendment.
(a) Prior to the twelve (12) month anniversary of the Effective Date (the “Sustainability Amendment Deadline”), the Borrower, in consultation with the Sustainability Structuring Agent (as defined below), may in its sole discretion seek to establish specified key performance indicators with respect to certain environmental goals of the Borrower and its Subsidiaries (such indicators or ratings, “KPI Metrics”) and thresholds or targets with respect thereto (in either case, such thresholds or targets, “SPTs”), which the Borrower shall confirm are aligned to the SLL Principles (as defined below); provided that upon the written request of the Borrower to the Administrative Agent prior to the Sustainability Amendment Deadline, the Sustainability Amendment Deadline may be extended for an additional six (6) months with the prior written consent of the Administrative Agent and the Required Lenders. The Administrative Agent and the Borrower (each acting reasonably and in consultation with the Sustainability Structuring Agent) may propose an amendment to this Agreement (such amendment, a “Sustainability Amendment”) solely for the purpose of incorporating the KPI Metrics, the SPTs and other related provisions (the “Sustainability Pricing Provisions”) into this Agreement. Any such Sustainability Amendment shall become effective upon (i) receipt by the Lenders of a lender presentation in regard to the KPI Metrics and SPTs from the Borrower no later than five (5) Business Days before the proposed effective date of such proposed Sustainability Amendment, (ii) the posting of such proposed Sustainability Amendment to all Lenders and the Borrower, (iii) the identification, and engagement at the Borrower’s cost and expense, of a sustainability assurance provider of the Borrower’s choosing, which shall be a qualified external reviewer of nationally recognized standing, independent of the Borrower and its Affiliates and (iv) the receipt by the Administrative Agent of executed signature pages and consents to such Sustainability Amendment from the Borrower, the Administrative Agent, the Sustainability Structuring Agent and Lenders comprising at least the Required Lenders. Upon the effectiveness of any such Sustainability Amendment, based on the Borrower’s performance against the KPI Metrics and SPTs, certain adjustments (increase, decrease or no adjustment) (such adjustments, the “Sustainability Applicable Rate Adjustments”) to the otherwise applicable Applicable Rate (and/or the Facility Fee Rate) may be made; provided that (A) the amount of any such adjustments made pursuant to a Sustainability Amendment shall not result in a decrease or an increase of more than (a) 0.005% in the Facility Fee Rate and/or (b) 0.02% in the Applicable

Rate for Term Benchmark Loans, RFR Loans or ABR Loans during any calendar year, which pricing adjustments shall be applied in accordance with the terms as further described in the Sustainability Pricing Provisions (the provisions of this proviso, the “Sustainability Adjustment Limitations”) and (B) in no event shall the Applicable Rate or Facility Fee Rate be less than zero. For the avoidance of doubt, the Sustainability Applicable Rate Adjustments shall not be cumulative year-over-year and shall only apply until the date on which the next adjustment is due to take place. The KPI Metrics, the Borrower’s performance against the KPI Metrics, and any related Sustainability Applicable Rate Adjustments resulting therefrom, will be determined based on certain Borrower certificates, reports and other documents, in each case, setting forth the KPI Metrics in a manner that is aligned with the Sustainability Linked Loan Principles (as last published in March 2025 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association, and as further amended, revised or updated from time to time, the “SLL Principles”), including with respect to the selection, setting, calculation, certification and measurement thereof. Following the effectiveness of a Sustainability Amendment, any modification to the Sustainability Pricing Provisions shall be subject only to the consent of the Borrower, the Administrative Agent and the Required Lenders so long as such modification does not have the effect of (1) increasing or decreasing the Sustainability Adjustment Limitations set forth in the Sustainability Amendment or (2) reducing the Applicable Rate of the Facility Fee Rate to less than zero. Nothing in this Agreement shall require the Borrower to provide any reports with respect to KPI Metrics prior to the effectiveness of a Sustainability Amendment. As used herein, “Sustainability Structuring Agent” means a sustainability structuring agent, which may be a Lender (or Affiliate of a Lender), with respect to the Sustainability Amendment engaged by the Borrower on terms and conditions to be mutually agreed between the Borrower and such Sustainability Structuring Agent and reasonably satisfactory to the Administrative Agent.
(b) Each party to this Agreement hereby agrees that the credit facility described in this Agreement is not and shall not be a sustainability-linked loan unless and until the effectiveness of any Sustainability Amendment.
(c) Other than (i) increasing or decreasing the Sustainability Adjustment Limitations or (ii) reducing the Applicable Rate or Facility Fee Rate to less than zero (which, for the avoidance of doubt, shall be subject to the written consent of “each Lender affected thereby” in accordance with Section 9.02), this Section 2.23 shall supersede any other clause or provision in Section 9.02 to the contrary, including any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates or fees payable hereunder.

ARTICLE III

Representations and Warranties
The Borrower represents and warrants to the Lenders that:
SECTION 3.01. Organization; Powers. Each of the Parent Companies and each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted, except where such failure to be in good standing of any Subsidiary of the Borrower would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, and, (b) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate, partnership, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action. Each of this Agreement and the other Loan Documents to which a Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for such filings as may be required with the SEC to comply with disclosure obligations, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or the Parent Companies or any order of any Governmental Authority, except for any violation of any applicable law or regulation that would not reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or the Parent Companies or their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries or the Parent Companies, except for any violation or default that would not reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries or the Parent Companies.
SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, retained earnings and cash flows as of and for the fiscal year ended December 31, 2024, audited by Deloitte & Touche LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.
(a) Since December 31, 2024, no event, development or circumstance has occurred which has had, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05. Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except (i) in the case of Permitted Encumbrances or (ii) where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Each of the assets included as Unencumbered Assets for purposes of the Financial Covenants most recently reported in the compliance certificate delivered pursuant to Section 4.01(c)(viii) or in a compliance certificate delivered pursuant to Section 5.01(c), satisfied, as of the Effective Date (in the case of the compliance certificate delivered pursuant to Section 4.01(c)(viii)) or the end of the fiscal period covered by such compliance certificate (in the case of a compliance certificate delivered pursuant to Section 5.01(c)), the requirements for an Unencumbered Asset set forth in the definition thereof. As of the Effective Date, the compliance certificate delivered pursuant to Section 4.01(c)(viii) sets forth a list of the Unencumbered Assets and whether such Unencumbered Asset is subject to an Eligible Ground Lease.
(a) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
SECTION 3.06. Litigation, Guarantee Obligations, and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries or any Parent Company (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters and matters fully covered by insurance as to which the insurer has been notified of such action, suit or proceeding and has not issued a notice denying coverage thereof) or (ii) challenging the validity or enforceability of this Agreement, the other Loan Documents or the Transactions. As of the date of this Agreement, the Borrower and its Subsidiaries have no material contingent obligations that are not disclosed in the financial statements referred to in Section 3.04 or listed as a Disclosed Matter.
(a) Except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability of which it is aware, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
(b) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Subsidiaries nor any Parent Company is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in conformity with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to have a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of ASC 715-30 (formerly Statement of Financial Accounting Standards No. 87)) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of ASC 715-30 (formerly Statement of Financial Accounting Standards No. 87)) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000,000 the fair market value of the assets of all such underfunded Plans.
SECTION 3.11. Disclosure. None of the reports, financial statements, certificates or other written information (other than projections, other forward-looking information and information of a general economic or industry specific nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with this Agreement or delivered hereunder (as modified or supplemented by other written information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared (it being understood and agreed that actual results may vary materially from the projections). As of the Effective Date, to the best knowledge of the Borrower, the information included in any Beneficial Ownership Certification provided on or prior to the Effective Date (if any) to any Lender in connection with this Agreement is true and correct in all respects.
SECTION 3.12. Anti-Corruption Laws and Sanctions. The Borrower, its Subsidiaries, the Parent Companies and their respective directors, officers and employees and, to the knowledge of the Borrower, their respective agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary, the Parent Companies or, to the knowledge of the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
SECTION 3.13. Federal Reserve Board Regulations. None of the Loan Parties is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purposes of “purchasing” or “carrying” any “Margin Stock” within the respective meanings of such terms under Regulations U, T and X of the Federal Reserve Board. No part of the proceeds of the Loans will be used for “purchasing” or “carrying” “Margin Stock” as so defined, to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or for any purpose which violates, or which would be inconsistent with the provisions of, Regulations T, U or X of the Federal Reserve Board.
SECTION 3.14. Subsidiaries. As of the Effective Date, (a) Schedule 3.14 sets forth the name and jurisdiction of incorporation of each material Subsidiary and material Investment Affiliate of the Borrower and (b) except as disclosed on Schedule 3.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests owned by the Borrower or any Subsidiary in any Subsidiary or Investment Affiliate.
SECTION 3.15. Solvency. The Borrower and its Subsidiaries, on a consolidated basis, are, and after giving effect to the incurrence of all Loans and Obligations being incurred in connection herewith will be, Solvent.
SECTION 3.16. Status of BPG. BPG qualifies as, and has elected to be treated as, a REIT, and is in compliance with the provisions of the Code to allow BPG to maintain its status as a REIT.
SECTION 3.17. Insurance. The Borrower and its Subsidiaries maintain (either directly or indirectly by causing its tenants to maintain) insurance on their material real estate assets with financially sound and reputable insurance companies (or through self-insurance provisions), in such amounts, with such deductibles and covering such properties and risks as is prudent in the reasonable business judgment of the Borrower and its Subsidiaries.
SECTION 3.18. Affected Financial Institution. No Loan Party is an Affected Financial Institution.
SECTION 3.19. Plan Assets; Prohibited Transactions. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
SECTION 3.20. Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries is currently engaging in, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered transaction” in which the relevant “covered foreign person” is engaged in any activity referred to in the definition of “prohibited transaction”, as each such term is defined in the Outbound Investment Rules or (ii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
ARTICLE IV

Conditions
SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a) The Administrative Agent (or its counsel) shall have received from each party thereto either (i) a counterpart of this Agreement and each other Loan Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) that such party has signed a counterpart of this Agreement or such Loan Document.
(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Hogan Lovells US LLP, counsel for the Borrower and the other Loan Parties, in form and substance reasonably acceptable to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.
(c) The Administrative Agent shall have received the following items from the Borrower:
(i) Certificates of good standing for each Loan Party and the General Partner from the states of organization of such Loan Party and the General Partner, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Effective Date;
(ii) Copies of the formation documents of each Loan Party and the General Partner certified by an officer of such Loan Party or the General Partner, together with all amendments thereto;
(iii) Incumbency certificates, executed by officers of each Loan Party, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents on behalf of such Loan Party (and to make borrowings hereunder on behalf of the Borrower, in the case of the Borrower), upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;
(iv) Copies, certified by a Secretary or an Assistant Secretary of each Loan Party of the resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for the Administrative Agent) authorizing the Borrowings provided for herein, with respect to the Borrower, and the execution, delivery and performance of the Loan Documents to be executed and delivered by the Loan Parties;
(v) The most recent annual audited and quarterly unaudited financial statements of the Borrower;
(vi) UCC financing statement, judgment, and tax lien searches with respect to each Loan Party from its state of organization;
(vii) A borrower administrative questionnaire in form and substance reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and signed by an officer of the Borrower;
(viii) (A) Compliance certificate substantially in the form of Exhibit B, executed by a Financial Officer, demonstrating compliance with the Financial Covenants on a pro-forma basis as of the Effective Date based on the financial statements for the fiscal year ending December 31, 2024 and after giving effect to the Transactions and other borrowings and repayments of material Indebtedness by the Consolidated Group and Investment Affiliates funded between January 1, 2025 and the Effective Date and (B) a certificate executed by a Financial Officer certifying that the conditions in Sections 4.02(a) and (b) have been satisfied; and
(ix) An amendment to, or amendment and restatement of, the Borrower’s Amended and Restated Term Loan Agreement dated as of April 28, 2022, by which the financial covenants and related definitions in such Amended and Restated Term Loan Agreement are conformed to the financial covenants and related definitions set forth in this Agreement, in form and substance reasonably satisfactory to the Administrative Agent.
(d) The Administrative Agent shall have received all fees (including upfront fees payable to the Lenders) and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least two (2) Business Days prior to the Effective Date, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder, or satisfactory evidence that such fees and amounts will be paid out of the initial Borrowing hereunder.
(e) (i) The Administrative Agent and the Lenders shall have received all documentation and other information about the Loan Parties as shall have been reasonably requested by the Administrative Agent or such Lender that it shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).
Immediately upon the satisfaction of the foregoing conditions precedent, the Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on May 31, 2025 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except (i) to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) as of such earlier date and (ii) with respect to Borrowings after the Effective Date, the representations and warranties set forth in Section 3.04(b) and clause (i) of the first sentence of Section 3.06(a).
(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V

Affirmative Covenants
Until Payment in Full, the Borrower covenants and agrees with the Lenders that:
SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent (and the Administrative Agent will promptly furnish the same to each Lender):
(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income, retained earnings and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2025), its unaudited consolidated balance sheet and related unaudited statements of income retained earnings and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a compliance certificate in the form attached hereto as Exhibit B, signed by a Financial Officer (i) (x) certifying that, to such Financial Officer’s knowledge, no Default has occurred and is continuing, or (y) specifying the details of any Default that, to such Financial Officer’s knowledge, has occurred and is continuing, and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations and computations demonstrating compliance with the applicable Financial Covenants including, without limitation, (x) a listing of the Unencumbered Assets, any new Eligible Ground Leases entered into during such quarter, and the Net Operating Income for each of the Unencumbered Assets and (y) schedules of Additional Subsidiary Indebtedness, to the extent included in such calculations and computations, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary or any applicable Parent Entity with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Securities and Exchange Commission, or with any national securities exchange, and/or distributed by the Borrower or such Parent Entity to its shareholders generally, as the case may be;
(e) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and
(f) promptly following any request therefor, (1) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; provided that in no event shall the Borrower be required to disclose information (x) to the extent that such disclosure to the Administrative Agent or such Lender violates any bona fide contractual confidentiality obligations by which it is bound, so long as (i) such obligations were not entered into in contemplation of this Agreement or any of the other Transactions and (ii) such obligations are owed by it to a third party, or (y) as to which it has been advised by counsel that the provision of such information to the Administrative Agent or such Lender would give rise to a waiver of attorney-client privilege, (2) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation and (3) from and after the effectiveness of any Sustainability Amendment, such other information regarding sustainability matters and practices of the Borrower or any Subsidiary (including with respect to corporate governance, environmental, social and employee matters, respect for human rights, anti-corruption and anti-bribery) as the Administrative Agent or any Lender may reasonably request for purposes of compliance with any legal or regulatory requirement or internal policies applicable to it.
Information required to be delivered pursuant to clause (a), (b) or (d) of this Section may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.
SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent (and the Administrative Agent will promptly furnish the same to each

Lender) prompt written notice, after an Authorized Officer becomes aware of such event, of the following events:
(a) the occurrence of any Default or Event of Default;
(b) the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent Companies, the Borrower or any Subsidiary that, in the good faith judgment of the Borrower, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $100,000,000;
(d) any Environmental Liability that, in the good faith judgment of the Borrower, has, or would reasonably be expected to have, a Material Adverse Effect; and
(e) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03. Existence; Conduct of Business; REIT Status. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any Approved M&A Transaction; and provided further that this Section 5.03 shall not require the Borrower or any Subsidiary to preserve or maintain any rights, licenses, permits, privileges or franchises if the Borrower shall reasonably determine that the failure to maintain and preserve the same would not reasonably be expected, in the aggregate, to have a Material Adverse Effect. The Borrower shall cause BPG to maintain its REIT status under the Code. The Borrower shall cause the Parent Companies to own substantially all of their properties and assets and to conduct substantially all of their business activities through the Borrower.
SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (i) (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (ii) the failure to make payment pending such contest would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation events excepted, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) maintain (either directly or indirectly by causing its tenants to maintain), with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities to the extent required by GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (in the presence of an officer of the Borrower), all at such reasonable times during normal business hours and as often as reasonably requested. Absent an Event of Default, such visits shall be at the expense of the Administrative Agent or such Lender.
SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including Environmental Laws, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for, and Letters of Credit will be issued only to support, (i) the repayment of existing Indebtedness of the Borrower and its Subsidiaries and (ii) general corporate purposes of the Borrower, including, but not limited to, the funding of acquisitions, investments, redevelopments, expansions, renovations, construction, capital expenditures and working capital needs. No part of the proceeds of any Loan will be used, whether directly or indirectly, to purchase or carry Margin Stock, to extend credit to others for the purpose of purchasing or carrying Margin Stock, to reduce or retire Indebtedness originally incurred for such purpose, or for any purpose that entails a violation of Regulations T, U and X of the Federal Reserve Board.
SECTION 5.09. [Reserved]
SECTION 5.10. Addition and Release of Guaranties.
(a) Additional Subsidiary Guaranties. If one or more direct or indirect Subsidiaries of the Borrower that owns or ground leases any Unencumbered Assets incurs any Additional Subsidiary Indebtedness, then, at the option of the Borrower, either (1) each borrower or guarantor of such Indebtedness shall become an Additional Subsidiary Guarantor hereunder within fifteen (15) days after the incurrence of such Additional Subsidiary Indebtedness or (2) (i) such Additional Subsidiary Indebtedness shall be treated as Secured Indebtedness for purposes of calculating the Financial Covenants and (ii) any Acquisition Asset, Land, Operating Property or Asset Under Development owned directly or indirectly by each borrower or guarantor of such Additional Subsidiary Indebtedness shall not be considered an “Unencumbered Asset” for purposes of calculating the Financial Covenants (any such Unencumbered Assets so excluded pursuant to this clause (ii) shall be referred to in this Agreement collectively as “Excluded Unencumbered Assets”).
(b) Instruments of Release. Unless an Event of Default has occurred and is continuing, the Administrative Agent shall, at the request and expense of the Borrower and without the need for any consent or approval by the Lenders, execute and deliver an instrument of release to evidence any release of a Guaranty described in this Section 5.10 in a form reasonably acceptable to the Borrower and the Administrative Agent.

ARTICLE VI

Negative Covenants
Until Payment in Full, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01. Financial Covenants.
(a) Financial Covenants. As of the last day of any fiscal quarter of the Borrower, the Borrower shall not permit:
(i) Maximum Leverage Ratio. The ratio of (a) Total Outstanding Indebtedness minus Balance Sheet Cash to (b) Total Asset Value (the “Total Leverage Ratio”) shall not exceed 60%; provided that such Total Leverage Ratio may exceed 60% but shall not exceed 65% for a period of up to the first four (4) consecutive fiscal quarters of the Borrower ending after a Major Acquisition (including the fiscal quarter in which such Major Acquisition first occurred).
(ii) Minimum Fixed Charge Coverage Ratio. Total Net Operating Income minus the aggregate Capital Expenditure Reserve for each Operating Property to be less than 1.5 times Fixed Charges, all based on the most recent twelve (12) months for which the Borrower has reported financial results pursuant to Section 5.01.
(iii) Maximum Secured Leverage Ratio. Total Secured Indebtedness minus Balance Sheet Cash to exceed 40% of Total Asset Value.
(iv) Maximum Unsecured Leverage Ratio. Total Unsecured Indebtedness minus all Unrestricted Cash and cash from like-kind exchanges to exceed 60% of Unencumbered Asset Value; provided that such ratio may exceed 60% but shall not exceed 65% for a period of up to the first four (4) consecutive fiscal quarters of the Borrower ending after a Major Acquisition (including the fiscal quarter in which such Major Acquisition first occurred).
(b) Calculation of Financial Covenants. For purposes of calculating the Financial Covenants under this Agreement:
(i) for any period, the Financial Covenants shall be calculated based upon the most recent quarter-end financial statements of the Borrower delivered pursuant to Section 5.01, on a pro forma basis, giving effect to any asset disposition or acquisition or any incurrence, retirement or extinguishment of Indebtedness during such period, in each case, with such asset disposition or acquisition or such incurrence, retirement or extinguishment of Indebtedness being deemed to have occurred as of the first day of the period for which such Financial Covenants are being determined; and
(ii) the Financial Covenants set forth in Sections 6.01(a)(i), (ii) and (iii) with respect to any Investment Affiliate or any Non-Wholly-Owned Subsidiary shall be calculated in a manner such that only the Ownership Share of the applicable Investment Affiliate or Non-Wholly-Owned Subsidiary shall be taken into account, so that the Borrower will be credited (or debited, if applicable) with its pro rata share of the appropriate components that are included in the calculation of such Financial Covenants.
SECTION 6.02. Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, consummate a Division as the Dividing Person, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of their consolidated assets (including all or substantially all of the Equity Interests in the Subsidiaries) (in each case, whether now owned or hereafter acquired), or liquidate or dissolve; provided that, the following events shall be permitted without the consent of the Lenders: (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving entity (or, if the Borrower is not the survivor, the survivor is organized in the United States and the Required Lenders have consented to such transaction), (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may liquidate or dissolve, consummate a Division as the Dividing Person, or sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, (iv) any Subsidiary may liquidate or dissolve or merge into, consummate a Division as the Dividing Person, or sell, transfer, lease or otherwise dispose of its assets to, another Person if the Borrower determines in good faith that such liquidation or dissolution, merger, Division or disposition is in the best interests of the Borrower, is not materially disadvantageous to the Lenders, and does not result in a Default or an Event of Default hereunder, (v) the Borrower or any Subsidiary may sell, transfer, lease or otherwise dispose of any Subsidiary in connection with any disposition of assets that is permitted by this Agreement, and (vi) if the Borrower changes its form of organization to a limited liability company, the Borrower may consummate a Division as the Dividing Person if the successor is organized in the United States and the Required Lenders have consented to such transaction; and provided further that only the approval of the Required Lenders, without the payment of any fees by the Borrower, shall be required for an Approved M&A Transaction.
(a) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Effective Date and businesses reasonably related or incidental thereto.
SECTION 6.03. Restricted Payments. If an Event of Default under Section 7.01(a) or (b) has occurred and is continuing, the Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payments in excess of the minimum amount necessary under the Code for BPG to maintain its status as a REIT and to avoid any U.S. federal income taxes on the taxable income of BPG or any tax under Section 4981 of the Code.
SECTION 6.04. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) upon fair and reasonable terms which are not materially less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions solely between or among the Borrower and Wholly-Owned Subsidiaries, (c) transactions pursuant to agreements and arrangements described on Schedule 6.04, (d) the issuance of equity securities to Affiliates, (e) compensation, bonus and benefit arrangements with employees, officers, directors and trustees of the Borrower or its Subsidiaries that are customary in the industry or are in the ordinary course consistent with past practices, (f) loans to and other investments by the Borrower or its Subsidiaries in Non-Wholly Owned Subsidiaries or any Investment Affiliate that are otherwise permitted by this Agreement, and (g) Restricted Payments permitted by Section 6.03.
SECTION 6.05. Anti-Corruption Laws and Sanctions. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permissible for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 6.06. Changes in Fiscal Periods. Unless required by a law, regulation or order of a Governmental Authority, the Borrower will not (i) permit the fiscal year of the Borrower to end on a day other than December 31 or (ii) change the Borrower’s method of determining fiscal quarters; provided that if such change is required by such law, regulation or order, the Borrower shall give the Administrative Agent and the Lenders prior written notice of such change.
SECTION 6.07. Outbound Investment Rules. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered transaction” in which the relevant “covered foreign person” is engaged in any activity referred to in the definition of “prohibited transaction”, as each such term is defined in the Outbound Investment Rules, or (ii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
ARTICLE VII

Events of Default
SECTION 7.01. Events of Default.
If any of the following events (“Events of Default”) shall occur:
(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;
(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in or in connection with this Agreement and the other Loan Documents or any amendment or modification hereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Article VI or Section 5.02(a);
(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue without being remedied for a period of thirty (30) days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(f) the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and after the expiration of all grace or cure periods (provided that the failure to pay any such Indebtedness shall not constitute a Default so long as the Borrower or its Subsidiaries is diligently contesting the payment of the same by appropriate legal proceedings and the Borrower or its Subsidiaries have set aside, in a manner reasonably satisfactory to Administrative Agent, a sufficient reserve to repay such Indebtedness plus all accrued interest thereon calculated at the default rate thereunder and costs of enforcement in the event of an adverse outcome);
(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after the giving of all notices and the expiration of all grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (x) Material Indebtedness that is Secured Indebtedness and that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness, (y) regularly scheduled amortization payments with respect to Material Indebtedness or (z) customary non-default mandatory prepayments with respect to Material Indebtedness in connection with asset sales, casualty or condemnation events, equity issuances or debt issuances (provided that the failure to pay any such Indebtedness shall not constitute a Default so long as the Borrower or its Subsidiaries is diligently contesting the payment of the same by appropriate legal proceedings and the Borrower or its Subsidiaries have set aside, in a manner reasonably satisfactory to Administrative Agent, a sufficient reserve to repay such Indebtedness plus all accrued interest thereon calculated at the default rate thereunder and costs of enforcement in the event of an adverse outcome); provided that any Permitted Convertible Indebtedness becoming due as a result of the exercise by any holder or beneficial owner thereof of the conversion or exchange thereof shall not constitute a default, event or condition under this Section 7.01(g), regardless of the settlement method applicable to any such conversion.
(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of BPG, the General Partner, the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for BPG, the General Partner, the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered (other than, in each case, with respect to the receivership of a Subsidiary (other than a Qualified Subsidiary that owns or leases an Unencumbered Asset) all Indebtedness of which is Nonrecourse Indebtedness);
(i) BPG, the General Partner, the Borrower or any Material Subsidiary (other than with respect to the receivership of a Subsidiary (other than a Qualified Subsidiary that owns or leases an Unencumbered Asset) all Indebtedness of which is Nonrecourse Indebtedness) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for BPG, the General Partner, the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j) BPG, the General Partner, the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k) the Borrower or any Material Subsidiary shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders for the payment of money (not covered by insurance as to which the insurer has been notified of such judgment or order and has not issued a notice denying coverage thereof, and excluding any judgments or orders relating to Nonrecourse Indebtedness unless the judgment creditor’s recourse with respect to such judgment or order does not remain limited to the assets securing such Nonrecourse Indebtedness) in an amount which, when added to all other judgments or orders outstanding against the Borrower or any Material Subsidiary would exceed $100,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith;
(l) the Borrower or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, a Guaranty or any other Loan Document; or this Agreement, a Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof);
(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $100,000,000; or
(n) a Change in Control shall occur, other than as a result of an Approved M&A Transaction;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the request of the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) require that the Borrower provide cash collateral as required in Section 2.06(j); and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, and the obligation to provide cash collateral for the Letters of Credit as described in clause (iii) above shall become effective, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. In addition, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, exercise on behalf of itself and the Lenders all rights and remedies available under the Loan Documents and applicable law.
SECTION 7.02. Distribution of Payments after Default. In the event that following the occurrence or during the continuance of any Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any the Loan Documents, such monies shall be distributed for application as follows:
(a) First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of, all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in its capacity as such in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent and the Lenders under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Administrative Agent and the Lenders against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;
(b) Second, to pay any fees or expense reimbursements then due to the Lenders from the Loan Parties;
(c) Third to pay interest then due and payable on the Loans and unreimbursed LC Disbursements ratably;
(d) Fourth, to prepay principal on the Loans and unreimbursed LC Disbursements ratably;
(e) Fifth, to pay an amount to the Administrative Agent equal to one hundred two percent (102%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unreimbursed LC Disbursements, to be held as cash collateral for such Obligations;
(f) Sixth, to payment of any amounts owing with respect to indemnification provisions of the Loan Documents;
(g) Seventh, to the payment of any other Obligation due to the Administrative Agent or any Lender; and
(h) Eighth, to the Borrower or whoever may be legally entitled thereto.
ARTICLE VIII

The Administrative Agent
SECTION 8.01. Appointment, Etc. Each of the Lenders and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the

Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); and each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as

Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment). The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of the Borrower in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the

Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, (a) the Administrative Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Borrower and (b) the Required Lenders may by written notice to the Administrative Agent and the Borrower remove the Administrative Agent (i) for its gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment or (ii) if it has become a Defaulting Lender. Upon any such resignation or removal, the Required Lenders shall have the right, subject to the consent of the Borrower (so long as no Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing at such time), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring or removed Administrative Agent gives notice of its resignation or is removed, then the retiring or removed Administrative Agent may, on behalf of the Lenders and each Issuing Bank, appoint a successor Administrative Agent which shall be a Lender. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank.

The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03. as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that (i) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (ii) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iii) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.
Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.01 for the benefit of all the Lenders;

provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) each of the Issuing Banks from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18(c)) or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower following a Bankruptcy Event; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 7.01 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18(c), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into or monitor compliance with the provisions hereof relating to Competitors. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Competitor or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Competitor.
The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.
None of any Syndication Agent, any Documentation Agent or any Joint Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. The provisions of this Section 8.01 shall survive the repayment of the Loans, the expiration or termination of the Commitments and the termination of this Agreement.
SECTION 8.02. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Joint Lead Arranger/Joint Bookrunner, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(a) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Joint Lead Arranger/Joint Bookrunner, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, any Joint Lead Arranger/Joint Bookrunner, any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(b) The Administrative Agent, and each Joint Lead Arranger/Joint Bookrunner and Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
SECTION 8.03. Erroneous Payments.
(a) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.03 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.
(d) Each party’s obligations under this Section 8.03 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
ARTICLE IX

Miscellaneous
SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or email, as follows:
(i) if to the Borrower, to it at 100 Park Avenue, New York, NY 10017, Attention of Steven T. Gallagher (Email: steven.gallagher@brixmor.com), Chief Financial Officer, and Steven Siegel, General Counsel (Email: steven.siegel@brixmor.com);
(ii) If to the Administrative Agent from the Borrower, to the address or addresses separately provided to the Borrower;
(iii) if to the Administrative Agent from a Lender, to JPMorgan Chase Bank, N.A., 8181 Communications Pkwy, Plano, TX 75024, Attention of Cody Canafax (Email cody.canafax@jpmorgan.com);
(iv) if to an Issuing Bank, to it at the address separately provided to the Borrower; and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems or an Approved Borrower Portal, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(a) Notices and other communications to the Borrower, the other Loan Parties, the Administrative Agent, the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Electronic Systems or an Approved Borrower Portal (as applicable), in each case pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(b) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
(c) Electronic Systems.
(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii) Although the Electronic System and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Electronic System is secured through a per-deal authorization method whereby each user may access the Electronic System only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Electronic System, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Electronic System and understands and assumes the risks of such distribution.
(iii) Any Electronic System used by the Administrative Agent and the Communications are provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications or the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications and such Electronic System. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent, any Joint Lead Arranger/Joint Bookrunner, any Joint Lead Arranger or any of their Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System other than as a result of willful misconduct or gross negligence by such Person as determined by a final, non-appealable order of a court of competent jurisdiction. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.
(iv) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Electronic System shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(v) Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Electronic System in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(vi) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
(d) Borrower Communications.
(i) The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(ii) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.
(iii) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY JOINT LEAD ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL OTHER THAN AS A RESULT OF WILLFUL MISCONDUCT OR GROSS NEGLIGENCE BY SUCH APPLICABLE PARTY AS DETERMINED BY A FINAL, NON-APPEALABLE ORDER OF A COURT OF COMPETENT JURISDICTION.
(iv) “Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.
(v) Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(vi) Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(a) Subject to Section 2.04, Section 2.14(b), Section 2.14(c), Section 2.14(d), Section 2.22 and Section 2.23, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (provided that only the consent of the Required Facility Lenders under a particular Facility shall be necessary to waive any applicability of default interest with respect to such Facility), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) except as provided in Section 2.21, postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c), Section 2.20(e) or Section 7.02 in a manner that would alter the pro rata sharing of payments required thereby or the payment waterfall provisions (in the case of Section 2.20(e) and Section 7.02), without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) reduce the percentage specified in the definition of “Required Facility Lenders” with respect to any Facility without the written consent of all Lenders under such Facility, or (vii) release all or substantially all of the Guarantors from their obligations under the Guaranties (except as otherwise provided in Section 5.10), in each case, without the written consent of each Lender; provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be, (y) the consent of the Required Facility Lenders of a Facility shall be required for any amendment, waiver or modification that adversely affects the rights of such Facility in a manner different than such amendment, waiver or modification affects the other Facility (it being understood, however, any amendment, modification or waiver in relation to any representation, warranty, affirmative covenant, negative covenant, financial covenant or event of default contained in Articles III, V, VI or VII hereof, together with similar provisions contained in any other Loan Document, shall not require the consent of such Required Facility Lenders as a result of the operation of this clause (y)), and (z) no such agreement shall amend or modify Section 2.20 without the prior written consent of the Administrative Agent and each Issuing Bank. Notwithstanding anything to the contrary herein, the Administrative Agent may, with notice to the Lenders and the prior written consent of the Borrower only, amend this Agreement or any

Loan Document to correct any obvious error or any error, omission or defect of a technical or administrative nature.
SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and the Joint Lead Arrangers/Joint Bookrunners and their Affiliates, including the reasonable fees, charges and disbursements of one outside counsel for the Administrative Agent and the Joint Lead Arrangers/Joint Bookrunners and their Affiliates, taken as a whole, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender (but in such case limited to, the reasonable out-of-pocket fees, charges and disbursements of one counsel to the Administrative Agent, one counsel to the Lenders (as selected by the Required Lenders other than the Administrative Agent) and, to the extent reasonably necessary, one local counsel in each applicable jurisdiction, and, in the case of a conflict of interest, where the Persons affected by such conflict inform the Borrower in writing prior to obtaining additional counsel, one additional counsel for such Persons affected by such conflict), during the existence of an Event of Default and in connection with the enforcement, collection or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(a) The Borrower shall indemnify the Administrative Agent, each Joint Lead Arranger/Joint Bookrunner, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of counsel, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, whether brought by the Borrower, any other Loan Party or a third party; provided that (a) such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to (x) have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or from the material breach by such Indemnitee of its obligations under the Loan Documents or (y) have not resulted from an act or omission by the Borrower or its Affiliates and have been brought by an Indemnitee against any other Indemnitee (other than a claim or dispute involving an Indemnitee in its capacity as the Administrative Agent, a Syndication Agent, a Documentation Agent or a Joint Lead Arranger) and (b) the Borrower shall not, in connection with any such losses, claims, damages, liabilities or related expenses in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (which shall be selected by the Joint Lead Arrangers/Joint Bookrunners after consultation with the Borrower) at any one time for the Indemnitees as a whole (and, if necessary, one firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field, as applicable, at any one time for the Indemnitees as a whole); provided, further, that in the case of a conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict, the Borrower shall be responsible for the reasonable fees and expenses of one firm of counsel (and, if necessary, one firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field) for the Indemnitees affected by such conflict. If any action, suit or proceeding is brought against any Indemnitee in connection with any claim for which it is entitled to indemnity hereunder, such indemnified person shall (i) promptly notify the Borrower in writing of such action, suit or proceeding and (ii) give the Borrower an opportunity to consult from time to time with such Indemnitee regarding defensive measures and potential settlement. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim and shall not duplicate any amounts paid under Section 2.14 or Section 2.15.
(b) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Pro-Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. To the extent that the Borrower fails to pay any amount required to be paid by it to any Issuing Bank under paragraph (a) or (b) of this Section, each Revolving Lender severally agrees to pay to such Issuing Bank such Lender’s Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Issuing Bank in its capacity as such.
(c) To the extent permitted by applicable law, (i) the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Joint Lead Arranger/Joint Bookrunner, any Joint Lead Arranger, any Syndication Agent, any Documentation Agent, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any liabilities, losses or damages arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Electronic Systems, or any Approved Borrower Portal) other than liabilities, losses or damages resulting from the gross negligence, bad faith or willful misconduct of such Lender-Related Person as determined in a final and non-appealable judgment by a court of competent jurisdiction, and (ii) no party hereto shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(d) All amounts due under this Section shall be payable promptly, and in any event within 10 Business Days following the delivery of an invoice therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), other than as contemplated by clauses (i) and (vi) of the first proviso set forth in Section 6.02 and by the second proviso set forth in Section 6.02, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(a) (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A) the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing at the time of such assignment, any other assignee, but the Administrative Agent shall nonetheless send notice of such assignment to the Borrower;
(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment and (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and
(C) each Issuing Bank, provided that no consent of any Issuing Bank shall be required for an assignment of all or any portion of a Term Loan; and provided further that no consent of an Issuing Bank shall be required if (x) an Event of Default occurs with respect to the Borrower under Sections 7.01(h) or 7.01(i) and (y) such Issuing Bank has no outstanding Letters of Credit at that time.
(i) Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing at the time of such assignment;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of only one Facility;
(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Electronic System as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), together with a processing and recordation fee of $3,500 and any Tax Forms required to be provided under Section 2.17(f); and
(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts at such assignee to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
(i) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(ii) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(iii) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Electronic System as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d), Section 2.06(e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(b) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more Eligible Assignees (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such participation was made with the Borrower’s prior written consent. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(d) Competitors. (i) No assignment or participation shall be made to any Person that was a Competitor as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Competitor for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Competitor after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Competitor”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Competitor. Any assignment or participation in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.
(i) If any assignment or participation is made to any Competitor without the Borrower’s prior written consent in violation of clause (i) above or if any Person becomes a Competitor after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Competitor and the Administrative Agent, (A) terminate any Revolving Commitment of such Competitor and repay all obligations of the Borrower owing to such Competitor in connection with such Revolving Commitment plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder, (B) in the case of outstanding Term Loans held by Competitors, purchase or prepay such Term Loans by paying the principal amount thereof plus accrued interest fees and other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Competitor to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the principal amount thereof plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(ii) Notwithstanding anything to the contrary contained in this Agreement, Competitors to whom an assignment or participation is made in violation of clause (i) above (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Competitor will be deemed to have consented in the same proportion as the Lenders that are not Competitors consented to such matter.
(iii) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Competitors provided by the Borrower and any updates thereto from time to time (collectively, the “Competitor List”) on the Electronic System, including that portion of the Electronic System that is designated for “public side” Lenders and/or (B) provide the Competitor List to each Lender requesting the same.
SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(a) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any liabilities, losses or damages arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities, losses or damages arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18(c) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this

Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(a) Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent or any of its Related Parties by any Lender relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.
(b) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or, if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, any other Loan Document or the transactions relating hereto or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined solely in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, nothing in this Agreement shall be deemed or operate to preclude (i) the Administrative Agent, any Lender or any Issuing Bank from bringing suit or taking other legal action in any other jurisdiction to realize on any security for the Obligations (in which case any party shall be entitled to assert any claim or defense other than any objection to the laying of venue of such action or the action having been brought in an inconvenient forum but including any claim or defense that this Section 9.09 would otherwise require to be asserted in a legal action or proceeding in a New York court), or to enforce a judgment or other court order in favor of the Administrative Agent, any Lender or any Issuing Bank, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York courts decline jurisdiction over any Person, or decline (or, in the case of the Federal District court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Section 9.09 would otherwise require to be asserted in a legal action or proceeding in a New York court) in any such action or proceeding.
(c) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel, consultants and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in (in each case, other than a Competitor), any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or insurance transaction relating to the Borrower and its obligations (it being understood that the Competitor List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f) so long as such Person is not listed on such Competitor List), (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, the Loans and the Commitments.

For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

SECTION 9.13. Material Non-Public Information.
(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
SECTION 9.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.15. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower and the Guarantors that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the Patriot Act.
SECTION 9.16. No Advisory or Fiduciary Responsibility. (a) The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.
(a) The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
(b) In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.
SECTION 9.17. Non-Recourse. Notwithstanding anything to the contrary contained in this Agreement, in any of the other Loan Documents, or in any other instruments, certificates, documents or agreements executed in connection with this Agreement (all of the foregoing, for purposes of this Section, hereinafter referred to, individually and collectively, as the “Relevant Documents”), no recourse under or upon any Obligation, representation, warranty, promise or other matter whatsoever shall be had against any of the constituent partners of the Borrower or their successors and assigns (said constituent partners and their successors and assigns, for purposes of this Section, hereinafter referred to, individually and collectively, as the “BPG Partners”), and each Lender expressly waives and releases, on behalf of itself and its successors and assigns, all right to assert any liability whatsoever under or with respect to the

Relevant Documents against, or to satisfy any claim or obligation arising thereunder against, any of the BPG Partners or out of any assets of the BPG Partners, provided, however, that nothing in this Section shall be deemed to (1) release the Borrower or the other Loan Parties from any personal liability pursuant to, or from any of its respective obligations under, the Relevant Documents, or from personal liability for its fraudulent actions or fraudulent omissions, (2) release any BPG Partner from personal liability for its own fraudulent actions or fraudulent omissions in relation to which liability would otherwise exist under applicable law, (3) constitute a waiver of any obligation evidenced by, or contained in, the Relevant Documents or affect in any way the validity or enforceability of the Relevant Documents or (4) limit the right of Administrative Agent and/or the Lenders to proceed against or realize upon any and all of the assets of the Borrower or the other Loan Parties (notwithstanding the fact that the BPG Partners have an ownership interest in and, thereby, an interest in the assets of the Borrower or the other Loan Parties) or to name the Borrower or the other Loan Parties (or, to the extent that the same are required by applicable law or are determined by a court to be necessary parties in connection with an action or suit against the Borrower or the other Loan Parties, any of the BPG Partners) as a party defendant in, and to enforce against all or any part of the assets of the Borrower or the other Loan Parties any judgment obtained by Administrative Agent and/or the Lenders with respect to, any action or suit under the Relevant Documents so long as no judgment shall be taken (except to the extent taking a judgment is required by applicable law or determined by a court to be necessary to preserve Administrative Agent’s and/or Lender’s rights against the Borrower or the other Loan Parties, but not otherwise) or shall be enforced against the BPG Partners, their successors and assigns, or their assets.
SECTION 9.18. Transitional Arrangements.
(a) Existing Credit Agreement Superseded. This Agreement shall supersede the Existing Credit Agreement in its entirety on the Effective Date, except as provided in this Section 9.18. On the Effective Date, the rights and obligations of the parties under the Existing Credit Agreement and the “Notes” defined therein shall be subsumed within and be governed by this Agreement and the Notes; provided however, that (x) any of the “Revolving Loans” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall, for purposes of this Agreement, be Revolving Loans hereunder, and the obligations incurred under the Existing Credit Agreement shall, to the extent outstanding on the Effective Date, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such obligations or any of the other rights, duties and obligations of the parties hereunder; (y) this Agreement shall not in any way release or impair the rights, duties or obligations created pursuant to the Existing Credit Agreement or any other Loan Document or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Effective Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties and obligations are assumed, ratified and affirmed by the Borrower; and (z) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent under the Existing Credit Agreement, or constitute a waiver of any covenant, agreement or obligation under the Existing Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby. The Revolving Lenders’ interests in the Revolving Loans and participations in the Letters of Credit shall be reallocated and continued in a cashless roll transaction on the Effective Date in accordance with each Lender’s applicable Revolving Percentage, and the Revolving Lenders shall make such purchases of Revolving Loans from each other as necessary to effect such reallocation. On the Effective Date, (A) the loan commitments of each Lender that is a party to the Existing Credit Agreement but is not a party to this Agreement (an “Exiting Lender”) will be terminated, the Borrower shall pay or cause to be paid all outstanding obligations owing to the Exiting Lenders on the Effective Date, and each Exiting

Lender will cease to be a Lender under this Agreement, and (B) each Person listed on Schedule 2.01A attached to this Agreement shall be a Lender under this Agreement with the applicable Commitments and Loans set forth opposite its name on such Schedule 2.01A. Each Lender agrees to waive any amounts that would have otherwise been payable pursuant to Section 2.16 of the Existing Credit Agreement as a result of the conversion of any Term Benchmark Loans on the Effective Date.
(b) Return and Cancellation of Notes. Upon its receipt of the Notes to be delivered hereunder on the Effective Date, each Lender will promptly return to the Borrower, marked “Cancelled” or “Replaced”, the notes of the Borrower held by such Lender pursuant to the Existing Credit Agreement or in the case of any loss, theft or destruction of any such note, a lost note affidavit in customary form.
(c) Interest and Fees Under Existing Credit Agreement. All interest and all facility and other fees and expenses owing or accruing under or in respect of the Existing Credit Agreement shall be calculated as of the Effective Date (prorated in the case of any fractional periods), and shall be paid on the Effective Date in accordance with the method specified in the Existing Credit Agreement, as if the Existing Credit Agreement was still in effect.
SECTION 9.19. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b) the effects of any Bail-In Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 9.20. Acknowledgement Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for derivatives contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC

Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
As used in this Section 9.20, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[Signature pages follow]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BRIXMOR OPERATING PARTNERSHIP LP
By: Brixmor OP GP LLC, its general partner
By: BPG Subsidiary LLC, its sole member
By:    /s/ Steven Siegel
Name:    Steven Siegel
Title:    Executive Vice President, General
Counsel and Secretary

[Signature page to Brixmor Fourth A&R Revolving Credit Agreement]

LENDERS:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, as Lender and as Issuing Bank

By:     /s/ Cody A. Canafax
Name: Cody A. Canafax
Title: Executive Director
[Signature page to Brixmor Fourth A&R Revolving Credit Agreement]

BANK OF AMERICA, N.A.,
as Lender and as Issuing Bank

By: /s/ Thomas W. Nowak
Name: Thomas W. Nowak
Title: Senior Vice President
[Signature page to Brixmor Fourth A&R Revolving Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIAITON,
as Lender and as Issuing Bank

By: /s/ Jackson Helms
Name: Jackson Helms
Title: Vice President
[Signature page to Brixmor Fourth A&R Revolving Credit Agreement]

CITIBANK, N.A.,

By: /s/ Jen Chen
Name: Jen Chen
Title: Authorized Signatory

[Signature page to Brixmor Fourth A&R Revolving Credit Agreement]

ROYAL BANK OF CANADA

By: /s/ William Behuniak
Name: William Behuniak
Title: Authorized Signatory

[Signature page to Brixmor Fourth A&R Revolving Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION

By: /s/ Brian Kelly
Name: Brian Kelly
Title: SVP

[Signature page to Brixmor Fourth A&R Revolving Credit Agreement]

BANK OF MONTREAL

By: /s/ Rebecca Liu Chabanon
Name: Rebecca Liu Chabanon
Title: Director

[Signature page to Brixmor Fourth A&R Revolving Credit Agreement]

MIZUHO BANK, LTD.

By: /s/ Donna DeMagristris
Name: Donna De Magistris
Title: Managing Director

[Signature page to Brixmor Fourth A&R Revolving Credit Agreement]

TRUIST BANK

By: /s/ Ryan Almond
Name: Ryan Almond
Title: Director

[Signature page to Brixmor Fourth A&R Revolving Credit Agreement]

THE BANK OF NOVA SCOTIA

By: /s/ David Dewar
Name: David Dewar
Title: Director

[Signature page to Brixmor Fourth A&R Revolving Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Joseph Lee Hord
Name: Joseph Lee Hord
Title: Senior Vice President

[Signature page to Brixmor Fourth A&R Revolving Credit Agreement]

THE BANK OF NEW YORK MELLON

By: /s/ Abdullah Dahman
Name: Abdulla Dahman
Title: Director

[Signature page to Brixmor Fourth A&R Revolving Credit Agreement]

TD BANK, N.A.

By: /s/ George Skoufis
Name: George Skoufis
Title: Vice President

[Signature page to Brixmor Fourth A&R Revolving Credit Agreement]

ASSOCIATED BANK, NATIONAL ASSOCIATION

By: /s/ Mitchell Vega
Name: Mitchell Vega
Title: Senior Vice President

[Signature page to Brixmor Fourth A&R Revolving Credit Agreement]